Defense Industries International, Inc.

                                   FORM 10-KSB

                                      INDEX

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                                                                                                                     PAGE
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PART I............................................................................................................     2
      Item 1.    Description of Business..........................................................................     2
      General    2
      Item 2.    Description of Properties........................................................................    22
      Item 3.    Legal Proceedings................................................................................    23
      Item 4.    Submission of Matters to a Vote of Security Holders..............................................    23
PART II...........................................................................................................    23
      Item 5.    Market for Company's Common Equity and Related Stockholder Matters...............................    23
      Item 6.    Management's Discussion and Analysis of Financial Condition and Results of Operations............    25
      Item 7.    Financial Statements.............................................................................    30
      Item 8.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.............    30
      Item 8A.   Disclosure Controls and Procedures...............................................................    31
PART III..........................................................................................................    31
      Item 9.    Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(A)
                 of the Exchange Act..............................................................................    31
      Item 10.   Executive Compensation...........................................................................    34
      Item 11.   Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters...    35
      Item 12.   Certain Relationships and Related Transactions...................................................    35
      Item 13.   Exhibits and Reports on Form 8-K.................................................................    36
      Item 14.   Principal Accounting Fees and Services...........................................................    37
SIGNATURES........................................................................................................    39

PART III INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...............................................................    40
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                                     PART I

      This Annual Report on Form 10-KSB contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and within the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current view with respect to future events and financial results. Forward-looking statements usually include the verbs, "anticipates," "believes," "estimates," "expects," "intends," "plans," projects," "understands" and other verbs suggesting uncertainty. We remind readers that forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause the actual results, performance, levels of activity, or our achievements, or industry results, to be materially different from any future results, performance, levels of activity, or our achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events

      We have attempted to identify additional significant uncertainties and other factors affecting forward-looking statements in the Risk Factor section which appears in Item 1-Business.

ITEM 1.   DESCRIPTION OF BUSINESS.

GENERAL

      We are a manufacturer and global provider of personal military and civilian protective equipment and supplies. Our products are used by military, law enforcement, border patrol enforcement, and other special security forces, corporations, non-governmental organizations and individuals throughout the world.

      Our main products include body armor, bomb disposal suits and bullet proof vests and jackets, ballistic wall covering, helmets, bullet proof ceramic and polyethylene panels, V.I.P. car armoring and lightweight vehicles armor kits, personal military equipment, battle pouch units and combat harness units, dry storage units, liquid logistics, tents and vehicle covers, winter suits, sleeping bags and backpacks.

      During 1999, bulletproof vests developed by us were sent to laboratories in the United States for testing, and following the tests, the products were deemed to have met the American NIJ standard. Obtaining this standard has enabled us to initiate our entrance into the North American market with our products and to develop new markets for our products. During 2001, ballistic ceramic boards developed by us were sent to laboratories in Germany for testing, and following the tests, the products were deemed to have met the German qualification standard. Obtaining this standard has enabled us to enter the German and other European markets with these products.


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      During 2002, we enlarged our Internet web site in order to participate in the worldwide trend towards electronic trade and e-commerce. Our web site address is www.defense-industries.com. The information on our website is not incorporated by reference into this annual report. In July of 2002, we began to provide armoring for VIP luxury cars. This new operation filled a gap that existed in the Israeli market.

      During 2003, we introduced: new minefield protection shoes and lightweight vehicle armor kits for trucks and vans.

COMPANY HISTORY

      Defense Industries International, Inc., formerly Pawnbrokers Exchange,
Inc., or Pawnbrokers Exchange, was incorporated in the State of Utah on July 9, 1997. Pawnbrokers Exchange was engaged in the pawn brokerage business until March 25, 2002. On May 8, 2001, Pawnbrokers Exchange formed a wholly owned subsidiary, Pawnbrokers Exchange No. One, Inc., a Utah corporation, or
Pawnbrokers No. One, and pursuant to a distribution agreement, on May 30, 2001, transferred all of its properties, assets and business operations, subject to liabilities, to this subsidiary.

      On March 25, 2002, Pawnbrokers Exchange, Export Erez USA, Inc., a Delaware corporation, or Export Erez, and all of the stockholders of Export Erez entered into a share exchange agreement pursuant to which Pawnbrokers Exchange acquired
100% of the outstanding securities of Export Erez, and the stockholders of Export Erez became the controlling stockholders of Pawnbrokers Exchange, acquiring approximately 84% of its outstanding voting securities. In connection with the share exchange, Pawnbrokers Exchange declared an 8 for 1 dividend on its outstanding securities that required a mandatory exchange of stock certificates by the holders in order to receive the dividend.

      Following the closing of the share exchange, and in consideration of the assumption and indemnification of Pawnbrokers Exchange and Export Erez from and against any and all liabilities, Michael Vardakis, the then president of Pawnbrokers Exchange, received all of the outstanding securities of Pawnbrokers
No. One and Pawnbrokers Exchange continued the business of Export Erez.

      On July 8, 2002, Pawnbrokers Exchange changed its corporate domicile from the State of Utah to the State of Nevada, through a merger with its wholly owned subsidiary, Defense Industries International, Inc., or Defense Industries , a
Nevada corporation organized on July 1, 2002. As part of the reincorporation, Pawnbrokers Exchange changed its name to Defense Industries. Each issued and outstanding share of Pawnbrokers Exchange capital stock was converted into and exchanged for one share of Defense Industries common stock. Defense Industries is authorized to issue 250,000,000 shares of $.0001 par value common stock and 50,000,000 shares of $.0001 par value preferred stock.

ORGANIZATION

      Export Erez is a holding company whose subsidiaries include Export Erez, Ltd. (100% owned), Mayotex, Ltd. (100% owned), Dragonwear Trading Ltd. (100% owned) and Achidatex Nazareth Elite Ltd. (76% owned).


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      Export Erez Ltd. was incorporated in Israel on January 23, 1983 under the name R.T.V. Ltd., and changed its name to Export Erez Ltd. on April 25, 1987.
Export Erez Ltd. is principally engaged in the design, production and marketing of personal military and civilian protective equipment and supplies such as body armor, bomb disposal suits, bulletproof vests, and associated heavy fabric products, such as battle pouches and combat harness units, tents and other camping equipment.

      Mayotex Ltd. was incorporated in Israel on March 7, 1990. Mayotex is engaged in weaving, processing, dyeing, cutting and sewing of fabric to make the heavy-duty and bulletproof fabrics used by Export Erez Ltd. in manufacturing its finished products and goods, and in VIP car armoring and lightweight vehicle armor kits production.

      Dragonwear Trading Ltd. was incorporated in Cyprus in October 2000 and is engaged in trading textile products.

      Achidatex was incorporated in Israel on August 2, 1977 as a limited liability company under the Companies Ordinance. Export Erez acquired 76% of Achidatex on June 18, 2001. Achidatex is a leading manufacturer of ballistic shields, long term storage systems, liquid logistic products, combat flak jackets, tents and other personal military and civilian protective equipment and supplies.

PRODUCTS

      We target our product to four principal markets: the international military and defense market, the civilian market, the industrial market and to animal owners.

      Our military products include body armor, bulletproof clothing and combat vests, bomb disposal suits, battle pouch and combat harness units, flak jackets, ballistic helmets, dust protectors, padded coats, sleeping bags, weapons straps and belts, dry storage units, liquid logistics products, ceramic ballistic plates, ballistic wall coverings, tents and vehicle covers. Products under development include ballistic helmets, stab-resistant solutions, polyethylene ballistic plates and lightweight vehicle armor kits.

      Our second product group is intended for the civilian market, including law enforcement, border patrol enforcement, prison forces, special security forces, corporations, non-governmental organizations and individuals worldwide.
Our civilian market products include adaptations of our military products, heavy-duty clothing and other types of sporting and camping equipment and clothing including tents and sleeping bags. This group includes armor for VIP luxury cars.


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      Our industrial market products include special industrial fabrics and cloth tapes. We also offer products that are intended for animal owners, that include dog collars, leashes, equestrian equipment and protective equipment.

      The following table details our current product line and target markets:

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                  PRODUCT DESCRIPTION                           TARGET MARKETS                           GEOGRAPHICAL AREA
----------------------------------------------------------      ----------------------------             -----------------
Dust protectors and various covers.........................     Military                                 International
Padded coats...............................................     Military, civilian                       International
Protective vests and flak jackets..........................     Military, civilian                       International
Cooling jackets............................................     Military                                 International
Overalls...................................................     Military                                 International
Vests......................................................     Military, civilian                       International
Sleeping bags..............................................     Military, civilian                       International
Carriers for grenade launchers.............................     Military                                 International
Bags and totes.............................................     Military                                 International
Tents......................................................     Military, civilian                       International
Camp beds..................................................     Military, civilian                       International
Collapsible storage containers.............................     Military, civilian                       International
Evacuation stretchers......................................     Military, civilian                       International
Personal belts and weapon straps...........................     Military                                 International
Woven fabrics:  canvas, corduroy, nylon, aramid............     Military, civilian, industrial           International
Ballistic wall covering....................................     Military, civilian, industrial           International
Ballistic plates and panels................................     Military, civilian                       International
Car armoring...............................................     Civilian                                 Israel
Lightweight vehicle armor kits.............................     Military, civilian                       International
Range of woven tapes.......................................     Military, civilian, industrial           International
Bags for horseback riders .................................     Civilian                                 International
Horse blankets and saddles.................................     Civilian                                 International
Collars, harnesses and leads...............................     Civilian                                 International
Protective vests for horseback riders......................     Civilian                                 International
Leg protectors.............................................     Civilian                                 International
Long term storage systems..................................     Military, industrial                     International
Regular/digital colored printed truck coverings............     Civilian                                 International

      We are currently developing new products for military and civilian markets, including mine protective shoes, stab-resistant solutions, floatable ballistic vest, ballistic protection based on ceramic glass, ballistic concrete reinforcement and modified ballistic wall covering. We are also developing a new generation of complex products for protective vests used by security forces and armies all over the world. The vests will offer a very high level of protection with minimum weight and maximum flexibility.


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PRODUCT QUALITY

      We have established a reputation for producing premium quality products that represent the cutting-edge in design and technological development. Through on going research and development efforts we are setting the standards for personal defense related products. Our manufacturing facilities meet American EQNET and the International ISO 9001; the United States Armed Forces MIL-STD-105D and MIL-I-45208A standards; the German Armed Forces and NATO AQAP standards; and the National Institute of Justice (N.I.J.) standards that classify the different ballistic threats.

PRODUCTION

      We develop, manufacture and assemble our own products in Israel. Our production facilities are located in the Erez Industrial Zone, Netivot, Upper Nazareth and Ashdod. We believe that we distinguish ourselves from our competition by our ability to manufacture the various components of our products and by the fact that we generally do not rely on other manufacturers. Our production process begins with the manufacture of fabrics and other basic components of our products and ends with quality control inspections of completed goods and products.

      Our production facilities have the capability of independently weaving, cutting, sewing, gluing, welding and assembling products and integrating systems. If work loads require, we use the services of sub-contractors, mainly for raw materials and sewing. We use sub-contractors for metal work, cloth coating work, dyeing and finishing, and digital printing.

      In connection with our production activities, we have established five principal departments: research and development, technical design, mechanics processing, product assembly and quality control.

TRANSPORTATION AND DISTRIBUTION

      Our manufacturing plants are located in Israel. Israel's marine transportation routes are well-developed, so we have no logistic difficulty of distribution, and in most cases our products reach their destination within two to three weeks, depending on the arrangements with the customers. Products for export are shipped as F.O.B. or C.I.F. Consignments are sent by sea or air, depending on the nature of the order and the urgency of supply.

COMPETITION

      The ballistic-resistant and body armor industry is highly competitive and fragmented throughout the world. In the United States the great majority of manufacturers are privately held companies, ranging from small limited product companies to large multinational corporations. We estimate that there are approximately twenty U.S.-based companies that compete in the body armor industry. The principal elements of competition are performance, price, innovative design, and quality. Name recognition and reputation are highly important in each country where products are sold. We believe that our products are highly competitive and well regarded, evidenced by our ability to sell to customers such as the United States Military, Israeli Defense Forces, NATO and many foreign governments. We also believe that we distinguish ourselves from our competition by our ability to manufacture the various components of our products, by the fact that we generally do not rely on other manufacturers and by the diversification of our products.


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      Barriers to entry for new companies entering the body armor industry are low, consequently, creating fierce competition. We believe that establishing a good reputation significantly enhances the competitive position of the industry's long-standing manufacturers. However, name and product reputation take many years to develop. In the U.S. civilian market, (law enforcement, border patrol forces, prison forces, and specialty forces) our products are less known than that of our competitors. We intend to use our highly regarded reputation in the international markets coupled with our strategy to acquire U.S.- based companies to expand our U.S. market presence and to achieve greater market penetration.

      Although industry statistics are difficult to quantify, we believe that the number of active police officers has increased significantly in the past few years. In 2003, there were approximately 900,000 law enforcement personnel and over 20,000 law enforcement agencies in the United States. We also expect that governmental reaction to terrorist attacks will increase the market for our products. The United States has established the Office of Homeland Security that is developing a homeland security infrastructure and is devoting significant resources to this effort.

      Our proprietary products such as dry storage units, ballistic wall coverings, and liquid pillow storage, address significantly less competition than the traditional body armor product line.

      A rising prison population has increased the demand for law enforcement security products. Companies must provide competitively priced and highly flexible protective equipment to compete in this arena. In a prison environment an additional feature for protective equipment is the need to be stab resistant. We believe that our newly developed stab-resistant fabrics will ease our entry to this market in 2004, with our stab-resistant solutions and bulletproof clothing.

      In the civilian market, we are aware of approximately twenty major companies manufacturing similar products worldwide. A number of major manufacturers with greater resources than ours compete for the same market. We started to market our products over the Internet in 2003 and we intend to market our products through distributors concentrated on the civilian market.

     Our share of the Israeli defense market that consist mainly of bulletproof vests and panels, personal battle gear, dry storage systems, tents and weapon strap and belts, in 2003 was approximately 45% of a total market of approximately $6,500,000. Our major competitor in this market is Rabintex with approximately 20% of the market. Our share of the Israeli civilian market that consist mainly of bulletproof vests and panels for law enforcement and border control security forces, sporting and camping equipment, sleeping bags, special industrial fabrics and tapes, animal owners related products and VIP car armoring, in 2003 was approximately 11% of a total market of $20,000,000, with 39% controlled by other Israeli companies and 50% of imported goods. Internationally, our competitors in the defense market include companies such as Point Blank, Safari Land of Ontario, California, Armor Holdings and A.B.A. in the United States, L.B.A. in England, Indigo in Spain, Systema Compositi in Italy, Hellenic Arms Industries in Greece and Barman in Sweden. In each case, the competing manufacturers specialize in a more limited product line than us.


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RAW MATERIALS

      We use a mixture of aramid fabrics that we both weave ourselves and acquire from other manufacturers, and non-woven uni-directional polyethylene sheets as the basic component of our ballistic protection products. As a result, our protective equipment provides maximum protection with minimum weight and we believe that it is highly competitive. We obtain our supplies on the basis of an open letter of credit, specialized documentary credit, or in the case of suppliers we have dealt with for years, on open account. We have long-term relationships with some of our suppliers, and we believe that these suppliers are stable and do not anticipate any disruption in a steady supply of materials. A disruption in the supply of materials could have an adverse impact on our operating results.

      Our products are made from raw materials produced in Israel and abroad, specialized composite materials such as Kevlar(R) produced by DuPont Company, Twaron(R) produced by Twaron Teijn Ltd., Dyneema(R) produced by D.S.M. Ltd. and Spectra(R) and Gold Flex(R) produced by Honeywell. Other specialized materials include specialized glass mixed with polycarbonate and various resins, produced by different manufacturers.

      DuPont's Kevlar(R) brand fiber was initially introduced in 1965 and was the first material identified for use in the modern generation of concealable body armor. Kevlar(R) is a man-made organic fiber, with a combination of properties allowing high strength, low weight and high chemical and flame resistant. Through the years DuPont has continued to develop and design new generations of this high-performance fabric.

      Spectra(R) fiber, manufactured by Honeywell, is an ultra-high-strength polyethylene fiber. It has one of the highest strength-to-weight ratios of any man-made fiber. Honeywell uses its Spectra(R) fiber to make its patented Spectra Shield(R). Additional fibers that we use in the manufacture of body armor are Goldflex(R), Twaron(R), and Dyneema(R),. These state-of-the-art fibers are continuously being improved and advanced, which increases the possibility of superior new products entering the market.

SEASONALITY

      Sales of our military and security clothing products and industrial products are not seasonal in nature. We generally experience a slight increase in sales of our camping equipment during the second quarter and in sales of our clothing during the fourth quarter

MARKETING AND SALES

      Our sales and marketing strategies revolve principally around developing a reputable brand identity and ongoing customer relationships in addition to continuously innovating and improving the quality of our products. Specifically, our marketing strategy is designed to penetrate various markets by complying with stringent quality standards instituted in targeted countries.


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      Below are some of the steps we take in order to penetrate different markets with our next generation of products:

      O   Locate domestic entities to market our products.

      O   Initiate contacts with chambers ofcommerce in international embassies.

      O Actively participate in tenders and bids for contracts in military, police and civilian markets worldwide. We are currently negotiating for contract bids with the governments including the governments of Turkey, Chile, Mexico, Guatemala, India, Japan, Singapore, Philippines, Brazil and with the United Nations.

      O Actively participate in international exhibitions of military and police security equipment. We have participated in the Milipol 2003 exhibition in Paris, the 2004 Law Enforcement exhibition in Mexico, and will participate in the 2004 FIDAE Air Show in Chile.

      O   Advertise on the Internet.

      O   Advertise in professional publications.

      O Appear in international databases, such as Kompass, various "yellow page" directories, and other directories.

      0   Distribute brochures describing procedures and product offerings.

      Our local marketing division is divided into two sections. One section specializes in locating and submitting government bids and the second section specializes in marketing to the civilian sector. Two different offices located in Erez Industrial Area and Nazareth Elite, handle the local civilian marketing. Each of these offices deals with a different geographical regions and a different basket of products.

      Our export marketing division operations is handled by a free-lance marketing consultant and our employees. Although he works almost exclusively for us, there are no employment relationship between our company and the marketing consultant. This marketing team carries out market surveys, market segmentation, and search for new markets for our products, as well as for new engagements with the international business community. The consultant is paid commissions that are determined in advance according to the scope and nature of the deal.

CUSTOMERS

      We have customers worldwide including in the United States, Israel, the Mediterranean, Europe, Latin America, South America, Africa and Asia. In 2003, we sold approximately 55% of our products in Israel, with the balance sold internationally. The primary end users of our products can be divided into three main groups.


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      MILITARY DEFENSE AND SECURITY FORCES. We provide this group with personal military and protective equipment such as body armor, bomb disposal suits, bullet proof vests and jackets, ballistic helmets and plates, battle pouch and combat harness units, backpacks, dry storage systems, liquid logistics systems, clothing, tents, vehicle covers and sleeping bags. These types of equipment must meet certain "human engineering" requirements, to provide comfort as well as maximum protection, to prevent penetration by bullets and knives, and to protect from fire, collisions and other hazards.

      CIVILIAN DEFENSE CUSTOMERS. This group includes members of civilian security forces such as law enforcement, private security firms, airport security, personal bodyguards, and event security guards. The requirements of these customers for protective equipment are similar to those of military defense and security forces. However, since their work is mainly in a civilian environment, they also require esthetic appearance of the products used, so the protective features need to be as unobtrusive as possible.

      CIVILIAN CUSTOMERS. This group includes campers, hikers, pet owners and animal sport groups. We provide this group with equipment such as sleeping bags, tents, backpacks, and clothing adapted for specific needs such as mountain climbing, hiking and camping in all types of climates, horseback riding equipment and animal accessories. This customer group also includes those civilians in need of automobile covers for cars, trucks, buses and other large vehicles.

      Due to the sensitive nature of our business and the products we supply, specifically the products supplied to military defense and security forces, we are often required to sign non-disclosure agreements with our customers which preclude us from identifying them in this report. Our two largest customers accounted for approximately 38% of our total sales for the year ended December 31, 2003.

BACKLOG

      At December 31, 2003, we had unfilled customer orders of approximately $3.5 million. This backlog is a result of our successful penetration of the export markets and the commencement of manufacturing of our lightweight vehicle armor kits. The Israeli Ministry of Defense has reduced its purchases from Israeli companies, including companies in defense industries. The Israeli Ministry of Finance anticipates an increase of approximately 2.7% in the national gross production during the year 2004, contrary to negative trend during the past two years. We believe that this improvement will have a positive effect on our forthcoming bids.

PATENTS AND TRADEMARKS

      We hold several patents from various countries for our ballistic wall coverings, dry storage systems and mine protective shoes. Our subsidiary Achidatex holds several of our patents and trademarks as follows:


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


      O U.S. patent No. 6,212,840 - Retrofit Blast Protection for walls and windows frames of a structure.

      O   U.S. patent No. 5,309,684 - Multipurpose Dry Storage System.


      O German patent No. 94 11 142.1 correlated to the U.S. patent No. 5,309,684 - Multipurpose Dry Storage System.


      O   U.S. patent application No. 10/098,344 - Minefield shoe.


      O German patent application No. 03005442.3 - Minefield shoe and methods for manufacture thereof.


      O U.S. trade name registration - "ergonatic - anatomic and ergonomic design", for bulletproof vests.


      O U.S. trade name registration - "ACHIDATEX", for the Retrofit Blast Protection for walls and windows frames of a structure.


STRATEGIC BUSINESS PARTNERS

      In October 2002, we signed a license agreement with Smith & Wesson Holding Corporation, or "Smith & Wesson", that enabled us to use the Smith & Wesson trademark on several of our bullet-proof vests. On July 22, 2003 we assigned the license agreement to Pride Business Development Group, a California-based private company. We will have an opportunity to provide certain products, including our blast resistant wall covering, to Pride Business Development Group to be sold and marketed under the Smith & Wesson name.

      A nonexclusive agreement with Freedom Medical, a Pennsylvania corporation, for the distribution of our products expired in December 2003.

REGULATION

      Our operations are subject to extensive regulation by the U.S. and Israeli authorities and to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations.

      The U.S. National Institute of Justice (NIJ) established standards for "Ballistic Resistance of Personal Body Armor" that are accepted worldwide. The NIJ issues performance standards that clearly specify a minimum performance level for each attribute that is critical for the equipment's intended use. This coveted compliance standard has gained global acceptance as a benchmark for evaluation of the effectiveness of a given body armor model. The NIJ body armor-testing program relies on voluntary participation by manufacturers. However, many police departments require that an armor will be tested and in compliance with NIJ standards before they purchase the armor. Four of our ballistic material combinations have been tested by NIJ certified ballistic laboratories and were found to comply with NIJ Standard 0101.03 and 0101.04. As a result four ballistic combinations have been approved to carry NIJ labels.


                                       11
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      Our manufacturing practices have obtained ISO 9001 certification. This international certification harmonizes and establishes standards for quality manufacturing throughout the world. Through the years, ISO standards have expanded beyond the quality system and now confirm conformity into environmental issues, safety and occupational health. This voluntary certification process is designed to provide consistency in the manufacturing process and quality control.

      Other quality control standards pertaining to our manufacturing facilities consist of the following:

      O   MIL-STD-105D, MIL-I-45208A (for the United States Armed Forces)

      O   AQAP (for the German Armed Forces and NATO)

      In 2001, we sent proprietary ballistic ceramic boards to Germany for laboratory testing. As a result of these tests, the products were deemed to have met the German qualification standard. Obtaining this standard allows us to sell these products throughout the German and European markets.

      In order to participate in bids of the Israeli Ministry of Defense and other governments companies must follow various rules and procedures. The bidder must be registered as a recognized supplier. The bidder must have government certification, and is authorized to participate in bids only in the limit of its approved security classification. Under Israeli bid regulations goods produced in Israel are given priority over foreign bidders. The bidder must keep to contractual schedules and milestones and the goods must pass final quality control tests before delivery. Different documents may be required, in accordance with the type of the bid. There are no special taxes on bids apart from the Israeli value added tax.

      Since our business is highly regulated, the laws, rules and regulations applicable to our business are subject to regular modification and change. Future laws, rules or regulations may be adopted, making compliance much more difficult or expensive, and may otherwise adversely affect our business or prospective business.

RESEARCH AND DEVELOPMENT

      We are currently developing new products for military and civilian markets, including mine protective shoes, stab-resistant solutions, floatable ballistic vests, ballistic protection based on ceramic glass, ballistic concrete reinforcement and modified ballistic wall coverings. We are also developing a new generation of products for protective vests used by security forces and armies. The vests provide greater production with minimum weight and maximum flexibility.

      In each of fiscal years ended December 31, 2002 and 2003 we spent approximately $120,000, on research and development, which expenses have been charged to operations.

      In 2004 and 2005, we plan to increase our research and development efforts, primarily with respect to stab-resistant solutions, mine protective shoes, floatable ballistic vests, ballistic protection based on ceramic glass, ballistic concrete reinforcement, and modified ballistic wall coverings. We estimate total research and development expenses for 2004 and 2005 will increase to approximately $250,000 and $350,000, respectively. We plan to finance our future research and development through an equity offering or other financing. If we are unsuccessful in securing sufficient funds, we will fund our research and development from our working capital and cash flow, at a slower pace of development.


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


ENVIRONMENTAL LAWS

      We are unaware of any environmental laws that are applicable to us that may result in our spending any material amount to achieve compliance.

EMPLOYEES

      As of March 15, 2004, we had 135 full-time employees. All employees are primarily based in Israel. We believe our relationship with our employees is good. Our employees are not represented by a collective bargaining organization and we have not experienced a work stoppage.

STRATEGY

      Our strategy is to capitalize on our significant research and development capabilities and the strength of our brand identity and achieve greater economies of scale. Due to ever-present international tensions we believe that the demand for our products will continue to grow. We expect to address this growth by offering a comprehensive array of high quality branded security products to meet the needs of our customers around the world. We intend to enhance our leadership position in the industry through additional strategic acquisitions and by creating a broad portfolio of products and services to satisfy all of our customers' increasingly complex security products needs. The following elements define our growth strategy.

      O CAPITALIZE ON EXPOSURE TO MILITARY PROBLEMS. We believe that the events of September 11, 2001, the subsequent "War on Terrorism", the increasing likelihood of military conflicts abroad, and recent actual events where lives have been saved due to the performance of armor systems, are all likely to result in additional interest in our products.

      O EXPAND DISTRIBUTION, NETWORKS AND PRODUCT OFFERINGS. We expect to continue to leverage our distribution network by expanding our range of branded law enforcement equipment through the acquisition of niche defensive security products manufacturers and by investing in the development of new and enhanced products which complement our existing offerings. A broader product line will strengthen our relationships with distributors and enhance our brand appeal with military, law enforcement and other end users.

      O PURSUE STRATEGIC ACQUISITIONS. We intend to selectively pursue strategic acquisitions that complement and/or expand our product offerings, provide access to new geographic markets, and provide additional distribution channels and new customer relations.

                                  RISK FACTORS

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND UNCERTAINTY. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE INVESTING IN OUR ORDINARY SHARES. OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO ANY OF THE FOLLOWING RISKS. IN THAT CASE, THE VALUE OF OUR ORDINARY SHARES COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

THE PRODUCTS WE SELL ARE USED IN APPLICATIONS THAT ARE INHERENTLY RISKY AND COULD GIVE RISE TO PRODUCT LIABILITY AND OTHER CLAIMS.

      The products that we manufacture are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use them properly, their malfunction, or, in some limited circumstances, even correct use of our products, could result in serious bodily injury or death. Our main products include body armor, bomb disposal suits and bullet proof vests and jackets, ballistic wall covers helmets, plates, and one-way protective windows, personal military equipment, battle pouch units and combat harness units, dry storage units, liquid logistics, tents and vehicle covers, winter suits, sleeping bags and backpacks.

      The manufacture and sale of certain of our products may be the subject of product liability claims arising from the design, manufacture or sale of such goods. If we are found to be liable in such claim, we may be required to pay substantial damages and our insurance costs may increase significantly as a result. Also, a significant or extended lawsuit, such as a class action, could also divert significant amounts of management's time and attention. We cannot assure you that our insurance coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain governmental customers since, at present, many bids from governmental entities require such coverage, and any such inability would have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OUR FAILURE OR INABILITY TO COMPLY WITH THESE REGULATIONS COULD MATERIALLY RESTRICT OUR OPERATIONS AND SUBJECT US TO SUBSTANTIAL PENALTIES.

      We are subject to extensive regulation by the U.S. and Israeli authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on our operations. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. In addition, a number of our employees are required to obtain specified levels of security classification. Our business may suffer if we or our employees are unable to obtain the security classifications that are needed to perform services contracted for the Israeli Ministry of Defense, one of our major customers. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a government contractor of certain governments.

WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS AND ARE THEREFORE SUBJECT TO ADDITIONAL FINANCIAL AND REGULATORY RISKS.

      While our principal executive offices are located in Israel, 45% of our sales in 2003, 24% of our sales in 2002 and 14.9% of our sales in 2001 were generated from the other countries in which we do business. We sell our products in foreign countries and seek to increase our level of international business activity. Our overseas operations subject to various risks, including; foreign import controls (which may be arbitrarily imposed and enforced and which could interrupt our supplies or prohibit customers from purchasing our products);exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

      One component of our strategy is to expand our operations into selected international markets. Military procurement, for example, has traditionally had a large international base. Countries in which we are actively marketing include Turkey, Chile, Mexico, Guatemala, India, Japan, Singapore, Philippines, and Brazil. We, however, may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over us in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market.

      In pursuing our international expansion strategy, we face several additional risks, including:

      O   reduced protection of intellectual property rights in some countries;

      O   licenses, tariffs and other trade barriers;

      O   longer sales and payment cycles;

      O   greater difficulties in collecting accounts receivable;

      O   seasonal reductions in business activity;

      O   potential adverse tax consequences;

      O   laws and business practices favoring local competition;

      O costs and difficulties of doing business and customizing products for foreign countries;

      O   compliance with a wide variety of complex foreign laws and treaties;

      O   political and economic instability; and

      O   variance and unexpected changes in local laws and regulations

      We may operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with, or will be protected by, all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition and results of operations.

      One or more of these factors could adversely effect our future international operations and, consequently, could have a material adverse effect on our business, financial condition and results of operation.

CURRENCY EXCHANGE RATE FLUCTUATIONS IN THE WORLD MARKETS IN WHICH WE CONDUCT BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      We may be adversely affected by fluctuations in currency exchange rates. While our revenues are generally denominated in U.S. dollars, a significant portion of our expenses is incurred in NIS. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. If we were to determine that it was in our best interests to enter into any hedging transactions in the future, there can be no assurance that we will be able to do so or that such transactions, if entered into, will materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In addition, if for any reason exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected.

      There can be no assurance such fluctuations in the future will not have a material adverse effect on revenues from international sales, and consequently, on our business, operating results and financial condition.

REDUCTION IN MILITARY BUDGETS WORLDWIDE MAY CAUSE A REDUCTION IN OUR REVENUES, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

      A significant portion of our revenues is derived from the sale of products to military markets. These revenues, on a consolidated basis, totaled approximately $6.7 million, or 74.7% of our revenues in 2003, $7.5 million, or 70.7% of revenues, in 2002 and $6.3 million, or 70.3% of revenues, in 2001. The military budgets of a number of countries may be reduced in the future. Declines in government military budgets may result in reduced demand for our products. This would result in reduction in our revenues and adversely affect our business, results of operations and financial condition.

SALES OF OUR PRODUCTS ARE SUBJECT TO GOVERNMENTAL PROCUREMENT PROCEDURES AND PRACTICES; TERMINATION, REDUCTION OR MODIFICATION OF CONTRACTS WITH OUR CUSTOMERS, AND ESPECIALLY WITH THE GOVERNMENT OF ISRAEL, OR A SUBSTANTIAL DECREASE IN OUR CUSTOMERS' BUDGETS MAY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

      Our military products are sold primarily to government agencies and authorities, many of which have complex and time-consuming procurement procedures. A long period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer. In addition, our sales to government agencies, authorities and companies are directly affected by these customers' budgetary constraints and the priority given in their budgets to the procurement of our products.

      The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

WE DEPEND ON SALES TO KEY CUSTOMERS AND THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS WOULD RESULT IN A LOSS OF A SIGNIFICANT AMOUNT OF OUR REVENUES.

      A significant portion of our revenues is derived from a small number of customers. Our two largest customers accounted for 56.8% of our total sales for the year ended December 31, 2002 and 38.3% of our total sales for the year ended December 31, 2003.

      We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers. Further, in accordance with our growth strategy, we are attempting to expand the number of our customers. If our principal customers do not continue to purchase products from us at current levels or if such customers are not retained and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, financial condition and results of operations.

OUR MARKETS ARE HIGHLY COMPETITIVE AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE WILL BE ADVERSELY AFFECTED.

      The markets in which we operate include a large number of competitors ranging from small businesses to multinational corporations and are highly competitive. Competitors who are larger, better financed and better known than us may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and client preferences.

      If we are unable to differentiate our products from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies which are better able to compete against us.

THERE ARE LIMITED SOURCES FOR SOME OF OUR RAW MATERIALS AND ANY SHORTAGE MAY SIGNIFICANTLY CURTAIL OUR MANUFACTURING OPERATIONS.

      The raw materials that we use in manufacturing ballistic resistant garments and cars armoring include: Kevlar(R) produced by Dupont Ltd., Twaron(R) produced by Twaron Teijn Ltd., Dyneema(R) produced by D.S.M. Ltd. and Spectra(R) and Gold Flex(R) produced by Honeywell. We purchase these materials in the form of woven cloth from independent weaving companies. In the event DuPont or its licensee in Europe cease, for any reason, to produce or sell Kevlar(R) to us, we would utilize these other ballistic resistant materials as a substitute. However, none of them is expected to become a complete substitute for Kevlar(R) in the near future. We enjoy a good relationship with our suppliers for these materials. If our supply of any of these materials were materially reduced or cut off or if there were a material increase in the prices of these materials, our manufacturing operations could be adversely affected and our costs increased, and our business, financial condition and results of operations would be materially adversely affected.

WE MAY BE UNABLE TO COMPLETE OR INTEGRATE ACQUISITIONS EFFECTIVELY, IF AT ALL, AND AS A RESULT MAY INCUR UNANTICIPATED COSTS OR LIABILITIES OR OPERATIONAL DIFFICULTIES.

      We intend to grow through the acquisition of businesses and assets that will complement our current businesses. We cannot be certain that we will be able to identify attractive acquisition targets, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Furthermore, we may have to divert our management's attention and our financial and other resources from other areas of our business. Our inability to implement our acquisition strategy successfully may hinder the expansion of our business.

      Because we depend in part on acquiring new businesses and assets to develop and offer new products, failure to implement our acquisition strategy may also adversely affect our ability to offer new products in line with industry trends.

      We may not be successful in integrating acquired businesses into our existing operations. Integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Acquisitions may result in us Incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions.

OUR RESOURCES MAY BE INSUFFICIENT TO MANAGE THE DEMANDS IMPOSED BY ANY FUTURE GROWTH.

      Expansion of our operations, may place significant demands on our management, administrative, operating and financial resources. Growth of our customer base, the types products offered and the geographic markets served can place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our security services and products. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel; our ability to implement successful enhancements to our management, accounting and information technology systems; and our ability to adapt those systems, as necessary, to respond to growth in our business.

TECHNOLOGICAL ADVANCES, THE INTRODUCTION OF NEW PRODUCTS, AND NEW DESIGN AND MANUFACTURING TECHNIQUES COULD ADVERSELY AFFECT OUR OPERATIONS UNLESS WE ARE ABLE TO ADAPT TO THE RESULTING CHANGE IN CONDITIONS.

      Our future success and competitive position depend to a significant extent upon our proprietary technology. We must make significant investments to continue to develop and refine our technologies. We will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production and test equipment, and the enhancement of design and manufacturing processes and techniques. Our future operating results will depend to a significant extent on our ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to introduction, cost and performance with the design and manufacturing capabilities. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions and market acceptance of customers' end products. Because of the complexity of some of our products, we may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If we were unable to design and manufacture solutions for new products of our customers on a timely and cost-effective basis, such inability could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US.

      We may need to raise additional funds for a number of uses, including:

      O   maintaining and expanding research and development;

      O   implementing marketing and sales activities for our products;

      O   hiring additional qualified personnel; and

      O   supporting an increased level of operations.

      We may not be able to obtain additional funds on acceptable terms or at all. If we cannot raise needed funds on acceptable terms, we may be required to delay, scale back or eliminate some aspects of our operations and we may not be able to:

      O   develop new products;

      O   enhance our existing products;

      O   remain current with evolving industry standards;

      O   take advantage of future opportunities; or

      O   respond to competitive pressures or unanticipated requirements.

      If adequate funds are not available to us, our business, results of operations and financial condition will be materially and adversely affected. Any equity or debt financings, if available at all, may cause dilution to our then-existing shareholders and may increase our financing expenses. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of our ordinary shares would decrease and the percentage ownership of then current shareholders would be diluted.

RISKS RELATING TO OUR LOCATION IN ISRAEL

CONDUCTING BUSINESS IN ISRAEL ENTAILS SPECIAL RISKS.

      Our principal operations facilities are located in Israel, and our directors, executive officers and other key employees are also located primarily in the State of Israel Accordingly, we are directly influenced by the political, economic and military conditions affecting Israel. Specifically, we could be adversely affected by any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, and a significant downturn in the economic or financial condition of Israel.

      Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza. There is no indication as to how long the current hostilities will last or whether there will be any further escalation. Any further escalation in these hostilities or any future armed conflict, political instability or violence in the region may have a negative effect on our business condition, harm our results of operations and adversely affect our share price. Furthermore, there are a number of countries that restrict business with Israel or Israeli companies.

MOST OF OUR DIRECTORS, OFFICERS AND EMPLOYEES ARE OBLIGATED TO PERFORM ANNUAL MILITARY RESERVE DUTY IN ISRAEL. WE CANNOT ASSESS THE POTENTIAL IMPACT OF THESE OBLIGATIONS ON OUR BUSINESS.

      Our directors, officers and employees who are male adult citizens and permanent residents of Israel under the age of 48 are, unless exempt, obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency circumstances. We cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect on us of any expansion or reduction of these obligations.

THE ECONOMIC CONDITIONS IN ISRAEL HAVE NOT BEEN STABLE IN RECENT YEARS.

      In recent years Israel has been going through a period of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel continue to deteriorate. In addition, due to significant economic measures proposed by the Israeli Government, there have been several general strikes and work stoppages in 2003 and 2004, affecting all banks, airports and ports. These strikes have had an adverse effect on the Israeli economy and on business, including our ability to deliver products to our customers. Following the passing by the Israeli Parliament of laws to implement the economic measures, the Israeli trade unions have threatened further strikes or work-stoppages, and these may have a material adverse effect on the Israeli economy and on us.

RISK FACTORS RELATED TO OUR COMMON SHARES

OUR SHARES OF COMMON STOCK ARE THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR "ASK" PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

      Our common shares are "thinly-traded" on the OTCBB, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven development stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

WE ARE SUBJECT TO THE PENNY STOCK RULES AND THESE RULES MAY ADVERSELY EFFECT TRADING IN OUR COMMON SHARES.

      Until our shares qualify for inclusion in the NASDAQ system, the public trading, if any, of the our common stock will be on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the common stock offered. Our common stock is subject to provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock rule." Section 15(g) sets forth certain require ments for transactions in penny stocks, and Rule 15g-9(d) incorporates the definition of "penny stock" that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If the Company's common stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. "Accredited Investors" definition includes among others, persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of a broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of the our shareholders to sell their shares.

WE DO NOT INTEND TO PAY DIVIDENDS.

      We have never paid cash dividends to our shareholders. Any future dividend policy will be determined by the board of directors, subject to the applicable law, and will be based upon conditions then existing, including our results of operations, financial condition, current and anticipated cash needs, contractual restrictions and other conditions as the board of directors may deem relevant. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future.

ITEM 2.   DESCRIPTION OF PROPERTIES.

      Our executive offices, manufacturing, production and distribution facilities are located in three buildings in the Erez Industrial Area in Ashkelon. One of those buildings, of 2,500 square meter, belongs to Mr. Joseph Postbinder, our Chief Executive Officer and Chairmen of the board of directors. Our annual rental expense for this building was $85,500 in 2003. The second building, of approximately 1,400 square meter is owned by our subsidiary (Export Erez Ltd.) and is unencumbered by any mortgage or debt. We lease 400 square meters in a third building at annual rental expense of $19,200 in 2003. We also lease 380 square meters for production space in the Netivot Industrial Area. Our annual rental expense for this facility was $10,000 in 2003. The leases for these facilities expire in December 31, 2004.

      Achidatex leases a 6,000 square meter building which is owned by an affiliated party, the minority shareholders of Achidatex. This facility is used for production and is located in the Industrial Area of Nazareth. The annual rental expense for this facility were $180,000 in 2003. Additionally, Achidatex leases approximately 300 square meters for its executive offices in Petah-Tikva at annual rental expense of $21,600 in 2003. The leases on these facilities expire in December 2004 and in December 2005, respectively.

      Mayotex leases a 230 square meter space which is located in the Industrial Area of Ashdod. The lease on this facility expires at December 31, 2004. The annual rental expense for this space was $12,000 in 2003.

      We believe that all the above mentioned properties are adequately covered by insurance.

ITEM 3.   LEGAL PROCEEDINGS.

      We are not a party to any pending or to the best of our knowledge, any threatening legal proceedings. None of our directors, officers or affiliates, or owner of record of more than five percent (5%) of our shares, or any affiliate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to a pending litigation.

      During 2003, the Company discovered that a competitor also located in Israel had allegedly sold related products using the Company's name and logo without the Company's permission to a customer located in Mexico. The Company engaged counsel in Mexico and also reported the incident to Israeli police. In 2004, several of the managers and key personnel of the competitor were arrested or held for investigation. The Company has not determined what further actions, if any, it will take regarding this matter.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

      During the fourth quarter of the fiscal year ended December 31, 2003 there were no matters submitted to the shareholders for approval.

                                    PART II

ITEM 5.   MARKET FOR COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER
          MATTERS.

MARKET INFORMATION

      Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "DFNS.OB". The table below contains the high and low bid closing prices of our common stock as reported on the OTCBB for the time periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                                                           PRICE RANGE
                                                           -----------
      FISCAL YEAR ENDED DECEMBER 31, 2003                HIGH        LOW
      -----------------------------------                ----        ---
      First Quarter.................................   $ 0.870    $ 0.320
      Second Quarter................................     0.430      0.190
      Third Quarter.................................     0.300      0.185
      Fourth Quarter................................     0.270      0.170

      FISCAL YEAR ENDED DECEMBER 31, 2002
      -----------------------------------
      First Quarter.................................   $ 1.35     $  0.12
      Second Quarter................................     2.89        1.53
      Third Quarter.................................     2.80        1.20
      Fourth Quarter................................     1.25        0.38

SHAREHOLDERS

      OTC Transfer Agent, located in 231 E 2100 S, Salt Lake City, Utah is the registrar and transfer agent for our common stock. As of March 2, 2004, there were 25,350,000 shares of our common stock outstanding and we had approximately 44 shareholders of record.

DIVIDENDS

      We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, for the finance of our operations and the expansion of our business. Any future dividend policy will be determined by the board of directors, subject to the applicable law, and will be based upon conditions then existing, including our results of operations, financial condition, current and anticipated cash needs, contractual restrictions and other conditions as the board of directors may deem relevant.

COMPENSATION PLANS

      We currently do not have any compensation plans or any individual compensation arrangements under which our securities are authorized for issuance.

SALES OF UNREGISTERED SECURITIES

      On April 8, 2002, we entered into a one-year agreement with Global Guarantee Corporation, whereby we issued 100,000 shares of common stock in return for future consulting services. The 100,000 shares were valued at $172,000, the fair market value of the common stock on the grant date based on the prevailing market price. Consulting expense of $43,000 and $129,000 was recognized during 2003 and 2002, and respectively. This transaction was exempted from registration under Rule 506.

PURCHASE OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATES

      We did not purchase any of our securities in the market during 2003. In 2003 resolved a dispute with Liviakis Financial Communication, Inc, and in consideration with the settlement 300,000 shares of our company stock were returned to us.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      THE FOLLOWING IS MANAGEMENT'S DISCUSSION AND ANALYSIS OF CERTAIN SIGNIFICANT FACTORS WHICH HAVE AFFECTED OUR FINANCIAL POSITION AND OPERATING RESULTS DURING THE PERIODS INCLUDED IN THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS, AS WELL AS INFORMATION RELATING TO THE PLANS OF OUR CURRENT MANAGEMENT.

CRITICAL ACCOUNTING POLICIES

      We have identified the following policies as critical to the understanding of our financial statements. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reporting periods. An area where significant judgments are made is inventory valuation and actual results could differ materially from these estimates. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

     REVENUES AND REVENUE RECOGNITION. Revenues from sales of products are recognized under the completed contract method upon shipment to customers. The contracts are short term, generally under two months. We provide a warranty on goods ranging from three to four years. Our policy is to consider the establishment of a reserve for warranty expenses. Based upon historical experience of no warranty claims, we have not established a reserve at December 31, 2002 and 2003. If we change any of our assumptions with regard to our recognition of revenues under the completed contract method of revenue recognition, or if there is a change with respect to warranties expenses our financial position and results of operations may change materially.

      FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS. The functional currency of Export Erez, Ltd., Mayotex Ltd., and Achidatex Nazareth Elite is the New Israeli Shekel, or NIS. The functional currency of Dragonwear Trading Ltd. is the Cyprus Pound, or CYP. The financial statements of Dragonwear are translated into NIS. The financial statements for all of these entities are then translated into United States dollars from NIS at quarter-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. Foreign currency transaction gains or losses from transactions denominated in currencies other than NIS are recognized in net income in the period the gain or loss occurs. Any change in exchange rates may have a material impact on our financial position and results of operations.

      INVENTORIES. Inventories are valued at the lower of cost or market value using the first-in first-out method. The cost includes expenses of freight-in transportation. The specific identification method is used for finished goods since all orders are custom orders for customers. Inventories write-offs and write-down provisions are provided to cover risks arising from slow-moving items or technological obsolescence. Any change in our assumptions with respect to the need to write-off write-down the value of our inventories may have material affect on our financial position or results of operations.

      PROPERTY AND EQUIPMENT. Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three to twenty-five years. These long-lived assets are generally evaluated on an individual basis in making a determination as to whether such assets are impaired. Periodically, we review our long-lived assets for impairment based on estimated future non discounted cash flows attributed to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. The use of different assumptions with respect to the expected cash flows from our assets and other economic variables, primarily the discount rate, may lead to different conclusions regarding the recoverability of our assets' carrying values and to the potential need to record an impairment loss for our long lived assets.

RECENT ACCOUNTING PRONOUNCEMENTS

     In January 2003, (as revised in December 2003), the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

     Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

     Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation 46 or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003

     Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

     We have not entered into any agreements with variable interest entities.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

     In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

     SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

     Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

     The implementation of the provisions of these pronouncements is not expected to have a significant effect on the Company's consolidated financial statement presentation or disclosure.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

SALES AND GROSS PROFIT MARGIN

      Net revenues in the year ended December 31, 2003 decreased by 15% to $9,031,963 compared to $10,629,600 for the same period in 2002. Net sales to the local market in the year ended December 31, 2003 decreased to $5,001,825 or by 37.8% from $8,036,633 for the year ended December 31, 2002. We attribute this decrease in net sales to the recession in the Israeli market and to the decrease in the Israeli military budget. Export net sales in the year ended December 31, 2003 increased to $4,030,138 or by 55.4% from $2,592,967 for the year ended December 31, 2002. We attribute the increase in export net sales to the successful implementation of our growth plan. The breakdown of net sales by segment for the year ended December 31, 2002 is as follows:

                                                     Year ended December 31
                                                ------------------------------
         Segment information                        2003              2002
       --------------------------               -----------        -----------
       Local market-civilian                    $ 2,286,137        $ 3,117,066
       Local market-military                      2,715,688          4,919,567
       Export market-military                     4,030,138          2,592,967
                                                -----------        -----------

                   Total                        $ 9,031,963        $10,629,600
                                                ===========        ===========


                                                     Year ended December 31
                                                   -------------------------
          Income from segment                         2003              2002
       --------------------------                  ---------       -----------
       Local market-civilian                       $  85,591       $   433,628
       Local market-military                          93,815           559,295
       Export market-military                        120,556           226,365
                                                   ---------       -----------

                  Total                            $ 299,962       $ 1,219,288
                                                   =========       ============

      Gross profit for the year ended December 31, 2003 decreased to $2,576,648 or by 32.9% from $3,838,620 for the year ended December 31, 2002. This decrease in gross profit is attributed to the decrease in total sales and to the increase in overseas sales which are characterized by lower margins compared to local sales. Other factors that impacted our gross profit were: (i) the approximately 20% increase in the ratio between the Euro (which is the currency used for the majority of our raw material purchases) and the US Dollar (which is the principal currency for our sales); (ii) the local market shrinkage, resulting in increase in local competition; and (iii) the change in our product mix. We do not anticipate any major changes to our gross profit in 2004.

      The cost of production in the year ended December 31, 2003 was $6,455,315 or 71.5% of the sales compared to $6,790,980 or 63.9% of the sales for the year ended December 31, 2002. This change in cost of production is explained by the increase in overseas sales, which generally consist of products more expensive to produce and to: (i) the approximately 20% increase in the ratio between the Euro (which is the currency used for the majority of our raw material purchases) and the US Dollar (which is the principal currency for our sales); (ii) the local market shrinkage, resulting in increase in local competition; (iii) the change in our product mix, which now consist of primarily raw material based products rather than products which are primarily labor based. We do not anticipate any major changes to our cost of production in 2004.

      SELLING EXPENSES

      Selling expenses for 2003 were $862,155, as compared to $663,605 in 2002. The increase in the selling expenses is explained by our efforts to penetrate the global marketplace and to expand the awareness and market recognition of our company and its products.

      GENERAL AND ADMINISTRATIVE EXPENSES

      General and administrative costs for the year ended December 31, 2003 decreased to $1,414,531 from $1,955,727 for the year ended December 31, 2002. This decrease is a result of decrease of professional expenditures, such as legal fees, investor relations and consultants. We do not anticipate any material change in our general and administrative expenses in 2004.

      FINANCIAL EXPENSE

      Financial expense net for the year ended December 31, 2003 was $240,815 compared to $148,852 for the year ended December 31, 2002. This increase is attributed to a loss in the deposits linked to US Dollar, which decreased 8.2%, and the increase in inventory that is funded by short terms loans.

      INCOME TAX EXPENSES

      Income tax expense for the year ended December 31, 2003 decreased to $94,554 or by 69.8% from $313,038 for the year ended December 31, 2002. The effective income tax expense was 41.5% and 38.4% for the years ended December 31, 2003 and 2002, respectively. The increase in the effective income tax rate was due to non - tax deductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

      On December 31, 2003, we had $784,026 in cash and cash equivalents, $704,046 in marketable securities and working capital of $3,763,618 as compared to $831,820 in cash and cash equivalents, $479,595 in marketable securities and $2,806,877 in working capital on December 31, 2002. The $3,763,618 in working capital in 2003 is mainly due to trade accounts receivable and inventory.

      One of the principal factors affecting our working capital is the payment cycle on our sales. Payment for goods shipped is generally received from 60 to 90 days after shipment. Any material change in the aging of our accounts receivable could have an adverse effect on our working capital.

      In 2003, net cash used in operating activities was $833,543, as compared to $1,730,566 provided by operating activities in 2002. During 2003, of this amount, $70,140 was attributable to an increase in trade accounts receivable, $235,621 was attributable to an increase in other assets, $380,859 was attributable to an increase in inventory, $252,242 was attributable to a decrease in trade accounts payable, and $144,674 was attributable to a decrease in other liabilities.

      In 2003, net cash provided by investing activities was $290,639, as compared to $628,210 used in 2002. In 2003, net cash provided by financing activities was $313,962, as compared to $985,315 used in 2002. We dedicated a part of the funds derived from short term loans and shareholders loans to increase inventory and repay trade payables.

      Our current activities are financed by short and long term bank loans balanced by short term deposits. The decision regarding the amount of the short term loans was derived from considerations of the yield on the deposit which is generally in foreign currency (receipts from overseas sales), compared to the cost of short term loans. Long term loans arising from the acquisition of Achidatex has been originally amortized over a five year period on a straight line basis at the rate of 10% per year. On July 27, 2002, this loan was amended whereby all amounts will be repaid as of December 18, 2004. We believe that we have sufficient working capital to sustain our current level of operations for the next year.

      We anticipate that our research and development expenses for 2004 and 2005 will increase to approximately $250,000 and $350,000, respectively.

      If we are unable to effect a financing hat will provide for research and development and other corporate purposes, we will fund our research and development through our operating funds. In such event, the pace of our anticipated research and development and subsequent production schedule would be delayed.

INFLATION AND SEASONALITY

      During the past three years we encountered a moderate rate of inflation, 1.4% in 2001, 6.5% in 2002 and (1.9)% in 2003 ,which affected our purchases of raw material and employee wages.

      Seasonality has not had a material affect on our operations.

MARKET RISK

      At December 31, 2003 and 2002, the Company held cash and cash equivalents, in the aggregate amount of $784,026 and $831,820, respectively, and most of these amounts were deposited with Israeli banks. Under Israeli law, the Bank of Israel insures all bank deposits without limits on the amount. Therefore, the Company does not anticipate losses in respect to these items.

OFF-BALANCE SHEET ARRANGEMENTS

      None.

ITEM 7.   FINANCIAL STATEMENTS.

(A)   FINANCIAL STATEMENTS

      The following financial statements are filed as a part of this report immediately following the signature page, beginning at page 40, Index to Consolidated Financial Statements.

      1. Independent Auditors' Report.

      2. Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002.

      3. Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2003 and December 31, 2002.

      4. Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2003 and 2002.

      5. Consolidated Statements of Cash Flows for the years ended December 31, 2003 and December 31, 2002.

      6. Notes to Consolidated Financial Statements as of December 31, 2003 and 2002.


ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

      Effective May 3, 2002, we dismissed Smith & Company, as our independent accountants and effective May 15, 2002, we engaged Weinberg & Company, P.A. as our new independent accountants. Our board of directors approved the dismissal of Smith & Company and the engagement of Weinberg & Company, P.A.

      Prior to the engagement of Weinberg & Company, P.A., neither we nor anyone on our behalf consulted with such firm regarding the application of accounting principals to a specified transaction, either completed or uncompleted, or the type of audit opinion that might be rendered on our financial statements.

      Smith & Company audited our financial statements for the period from inception July 9, 1997 to December 31, 2001. Smith & Company report for this period did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles.

      During the period from July 9, 1997 to May 13, 2002, there were no disagreements with Smith & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Smith & Company, would have caused such firm to make reference to the subject matter of the disagreements in connection with its report on our financial statements. In addition, there were no such events as described under Item 304(a)(1)(IV)(B) of Regulation S-B during the period from July 9, 1997 to May 13, 2002.

ITEM 8A.  DISCLOSURE CONTROLS AND PROCEDURES

      Disclosure controls and procedures are designed to ensure that information required to be disclosed in the our periodic reports filed with the Commission under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Securities and Exchange Commission. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the periodic reports filed under the Securities Exchange Act of 1934 is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

      During the year 2003, we conducted an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures pursuant to Securities Exchange Act Rule 13a-14. This evaluation was conducted under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer.

      Based upon that evaluation, our officers concluded that many of our disclosure controls and procedures are effective in gathering, analyzing and disclosing information needed to satisfy our disclosure obligations under the Securities Exchange Act of 1934. For example, the our internal controls, particularly in the areas of payroll, control of cash, accounts payable, inventory and accounts receivable, are effective. In addition, the board of directors meets with the Chief Financial Officer on a regular basis to review and evaluate our financial position.

      It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

CHANGES IN INTERNAL CONTROLS

      There were no significant changes in the Company's internal controls or in other factors that could significantly affect those controls since the most recent evaluation of such controls.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

      Set forth below are the name, age, principal position and a biographical description of each of our directors executive officers and key management personnel as of December 31, 2003. Our board of directors is comprised of only one class. All of our directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the board of directors, and are appointed to serve until the first board of directors meeting following the annual meeting of stockholders.

NAME                                 AGE         POSITION HELD
----                                 ---         -------------
Joseph Postbinder.............        57         Chief Executive Officer and Chairman of the Board of Directors
Baruch Tosh...................        48         President
Meira Postbinder..............        58         Vice President of Finance, Secretary, Treasurer and Director
Dan Zarchin...................        56         Vice President of Marketing and International, Business Development and
                                                 Director
Tsippy Moldovan...............        47         Chief Financial Officer and Director
Avraham Hatzor................        59         Chief Operations Officer and Director
Peter Zoltan..................        56         Deputy Chairman of the Board of Directors and U.S. Operations Manager
Motti Hassan..................        53         Director

      JOSEPH POSTBINDER, has served as Chairman of our board of directors since March 2002, and as our Chief Executive Officer since March 1, 2003 and as Chief Executive Officer of Export Erez Ltd. (formerly R.T.V. Ltd.) since July 1983. He also serves as Chief Executive Officer of Mayotex Ltd. and Achidatex Nazareth Elite (1977) Ltd. Mr. Postbinder has a technical background in fine mechanics. Mr. Postbinder has managed Export Erez (formerly R.T.V.) and Mayotex since he founded those companies in 1983 and 1990 respectively.

      BARUCH TOSH, has served as our President since March 1, 2003. Mr. Tosh joined us on March 1, 2003. From March 1998 to December 31, 2002 Mr. Tosh served as the Business Development Manager of FMS Enterprises Ltd., Israel, an Israeli company that produces woven aramid fabrics, unidirectional shields and plates/panels for ballistic protection. Mr. Tosh holds a B.Sc. degree in Mechanical Engineering from Ben Gurion University, Beer-Sheva, Israel, and a Diploma in Business Administration from Technion, Haifa, Israel.

      MEIRA POSTBINDER, has served as our Vice President of Financing and a director of Export Erez Ltd. since June 6, 1996.

      DAN ZARCHIN, has served as our Manager of Marketing and International Business Development since March 2002 and as a director since March 2002. Mr. Zarchin has provided counseling services through his company, Zarchin Consultants, Tel-Aviv, Israel, since 1981, and has provided us with consulting services since March 1991. Mr. Zarchin holds a B.A. degree in Textile Engineering from the College of Textile Science in Philadelphia, Pennsylvania and a Masters of Business Administration from Tel-Aviv University, Israel.

      TSIPPY MOLDOVAN, has served as our Chief Financial Officer and as our director since March 2002. Prior to that Mrs. Moldovan served as our Deputy Vice President of Finance. From September 1, 1987 to Mrs. Moldovan has been the Deputy Managing Director of Finance of Export Erez. Mrs. Moldovan attended Buchnich Accounting School in Ashkelon, Israel, and completed course work in economics and management accounting from Mishlav School, Tel Aviv, Israel.

      AVRAHAM HATZOR, has served as our Chief Operations Officer since May 1, 2002. For the past 24 years Mr. Hatzor has served as the comanager of Achidatex and as the Managing Director of Achidatex for the past nine years. Mr. Hatzor studied electronics at a technical high school and served for seven years in the IDF including for a period as a civilian advisor.

      PETER ZOLTAN, has served as our director since October 30, 2002, and as our director of U.S. Operations since November 11, 2002. Mr. Zoltan is the President and the Chairman of the board of directors of Jovanda Ltd. Mr. Zoltan holds a B.A. degree from Pepperdine University in California.

      MOTI HASSAN, has served as our director since October 30, 2002. Mr. Hassan is an Electronics engineer. Mr. Hassan served in the Israeli Army as a system engineer for 15 years until July 2000 when he retired and joined a private company in the field of professional video as a sales and business development manager. Mr. Hassan holds a B.Sc. degree in Electronic Engineering from the Ben Gurion University, Beer Sheva, Israel.

EMPLOYMENT AGREEMENTS

      We have an employment agreement with Mr. Baruch Tosh, effective January 1, 2003. Pursuant to the agreement, Mr. Tosh will be entitled to additional compensation of 1.5% of the growth in our total sales since 2002 . Mr. Tosh, at his option, may receive shares of common stock in lieu of cash.

FAMILY RELATIONSHIPS

      Joseph Postbinder and Meira Postbinder are husband and wife.

AUDIT COMMITTEE FINANCIAL EXPERT

      Since we are an OTC Bulletin Board company, we are exempted from the requirements to establish an audit committee and to have an audit committee financial expert to serve on such committee. We hope to comply with those requirements in the future.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common stock and other of our equity securities on Forms 3, 4 and 5, respectively. Executive officers, directors and greater than 10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) reports they file.

      When reviewing the Forms 3, 4 and 5 filed, we found out that one officer and one director failed to file on a timely basis reports on Form 3 required by
Section 16(a) of the Securities Exchange Act of 1934, as amended. Also, the Form 3 filed by our Chief Executive Officer and chairman of the board of directors, failed to mention that the he is also a greater than 10% shareholder. To the best of our knowledge (based solely upon a review of the Form 3, 4 and 5 filed), no other officer, director or 10% beneficial shareholder failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CODE OF ETHICS

      We have adopted a Code of Ethics for Executive and Financial Officers, a code of ethics that applies to our chief executive officer, chief financial officer, corporate controller and other finance organization employees, and a Code of Conduct, which applies to all of our employees. The Code of Ethics and the Code of Conduct are publicly available on our website at WWW.DEFENSE-INDUSTRIES.COM. Written copies are available upon request. If we make any substantive amendments to the Code of Ethics or the Code of Conduct or grant any waivers, including any implicit waiver, from a provision of these codes to our chief executive officer, chief financial officer or corporate controller, we will disclose the nature of such amendment or waiver on our website.

ITEM 10.  EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the compensation earned by our Chief Executive Officer. None of our executive s received compensation for the fiscal year 2003 in excess of $100,000. Our directors do not receive compensation for their services on the board of directors or any committee thereof. All of our directors are reimbursed for their expenses for each board of directors meeting attended.

      At December 31, 2003 we did not have any equity compensation plans.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                                -----------------------------------  -------------------------------------------------
                                                                              AWARDS                  PAYOUTS
                                                                     ------------------------  -----------------------
                                                                                  SECURITIES
                                                                                    UNDER-
                                                         OTHER     RESTRICTED      LYING
                                                         ANNUAL      STOCK        OPTIONS/     LTIP
   NAME AND                        SALARY   BONUS    COMPENSATION   AWARD(S)        SARS      PAYOUTS      ALL OTHER
PRINCIPAL POSITION     YEAR         ($)      ($)         ($)          ($)            (#)        ($)      COMPENSATION(S)
      (A)               (B)         (C)      (D)         (F)          (F)            (G)        (H)           (I)
------------------    ------    ---------- -------   ------------  ----------   -----------  ---------  ----------------
Joseph Postbinder      2002     $ 45,000      0          0             0              0          0            0

Joseph Postbinder      2003     $ 45,906      0          0             0              0          0            0

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

      The following table sets forth the number of shares of common stock beneficially owned as of March 15, 2004 by (i) those persons or groups known to us who will beneficially own more than 5% of our common stock; (ii) each director; (iii) each executive officer whose compensation exceeded $100,000 in the fiscal year ended December 31, 2003; and, (iv) all directors and executive officers as a group. The information is determined in accordance with Rule 13(d)-3 promulgated under the Exchange Act based upon information furnished by persons listed or contained in filings made by them with the Securities and Exchange Commission by information provided by such persons directly to us. Except as indicated, the stockholders listed below possess sole voting and investment power with respect to their shares.




                                                             Number of       Percentage
                                                             Ordinary           of
                                                              Shares         Outstanding
                                                            Beneficially      Ordinary
NAME (1)                                                     Owned (2)        Shares (3)
-----                                                      -------------   -------------
Joseph Postbinder(4)..................................       19,440,212         76.7
Baruch Tosh...........................................                -          0
Meira Postbinder(5) ..................................            9,788          *
Dan Zarchin...........................................                -          0
Tsippy Moldovan.......................................           55,000          *
Avraham Hatzor........................................          262,500          1.0
Peter Zoltan..........................................          100,000          *
Moti Hassan...........................................                -          0
All officers and directors as a group (8 persons) ....       19,867,500         78.4
                                                           ------------

*       Less than 1% percent

__________________________________

(1) The addresses of Joseph Postbinder, Baruch Tosh, Meira Postbinder, Dan Zarchin, Tsippy Moldovan, Avraham Hatzor , Peter Zoltan and Moti Hassan are c/o Defense Industries International, Inc., Industrial Zone Erez P.O. Box 779 Ashkelon, Israel 1, Israel.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Ordinary shares relating to options currently exercisable or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(3)   Based upon 25,350,000 shares outstanding.

(4) Includes 239,477 shares held through Achidatex and 23,023 shares are held directly.

(5) Joseph Postbinder is the spouse of Meira Postbinder.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

FACILITY LEASE

      Of the three buildings we lease in the Erez Industrial Area, we lease one building of approximately 2,500 square meters from Mr. Joseph Postbinder, our Chief Executive Officer and Chairman of the board of directors. Our annual rental expense for this building was $85,500 in 2003. We believe that our rental expenses for this building is fair under the circumstances and that our rent is approximately 20% below prevailing fair market prices.

      Under a lease agreement effective January 1, 2001, we lease an industrial building located in the Nazareth Industrial Zone. The lease expires in December 31, 2004. The annual rent payments totaled approximately $180,000. This building is owned by a related party, the minority shareholders of Achidatex, Mr. Avraham Hatzor, Mr. Fredy Davidovitz and Mr, Shmuel Davidovitz. We believe that our rental expenses for this building is fair under the circumstances and that our rent is approximately 30% below prevailing fair market prices.

      NOTES RECEIVABLE FROM OFFICER

      At December 31, 2002, we had an outstanding loan evidenced by a Promissory Note, dated as of January 15, 2002 from Joseph Postbinder, our Chairman of the Board and Chief Executive Officer, totaling $400,000. The loan accrued interest at 8% per annum and was due and payable on December 15, 2002. For the fiscal year ended December 31, 2002 the aggregate interest on the note approximated $31,000. The balance of the Promissory Note at December 31, 2002 was $380,986. The note and accrued interest were repaid in full in 2003.

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K.

(A)       EXHIBITS

      The following is a list of exhibits filed as part of this Annual Report on Form 10-KSB. Where so indicated by footnote, exhibits that were previously filed are incorporated by reference.

Exhibit
Number    DESCRIPTION
-------   ------------


3.1 Certificate of Incorporation, incorporated herein by reference from the filing on Form 10-KSB for the year ended December 31, 2001.

3.2 Certificate of Amendment to the Certificate of Incorporation, incorporated herein by reference from the Filing on Schedule 14C, filed with the Commission on December 30, 2002.

4.1 Share Exchange Agreement, dated March 25, 2002, incorporated herein by reference from the filing on Form 8-K filed with the Commission on April 14, 2002.

10.1      Form of Settlement and Release Agreement

10.2      Translation of Employment Agreement with Mr. Tosh

23.1      Subsidiaries of the Company

31.1 Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended.

31.2 Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended.

Exhibit
Number    DESCRIPTION
-------   ------------
32.1 Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2 Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(B)       REPORTS ON FORM 8-K.

      On January 7, 2004, the Registrant filed with the Securities and Exchange Commission a Form 8-K containing a press release announcing receipt of a preliminary order for its vehicle armoring kits.

ITEM 14.    PRINCIPAL ACCOUNTING FEES AND SERVICES

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

      The following table sets forth, for each of the years indicated, the fees paid to our independent public accountants and the percentage of each of the fees out of the total amount paid to the accountants.

                                              YEAR ENDED DECEMBER 31,
                               ------------------------------------------------
                                       2002                        2003
                               ----------------------   -----------------------
      SERVICES RENDERED          FEES     PERCENTAGES      FEES     PERCENTAGES
   -----------------------     --------   -----------     --------  -----------
    Audit (1)...............   $ 74,000           100%    $ 61,000         100%
    Audit-related (2).......         -              -           -           -
    Tax (3).................         -              -           -           -
    Other (4)...............         -              -           -           -
    Total ..................   $ 74,000           100%    $ 61,000         100%

________________

(1) Audit fees consist of services that would normally be provided in connection with statutory and regulatory filings or engagements, including services that generally only the independent accountant can reasonably provide.

PRE-APPROVAL POLICIES AND PROCEDURES

      Our board of directors has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent public accountants, Weinberg & Company, P.A.. The policy generally pre-approves certain specific services in the categories of audit services, audit-related services, and tax services up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects, those which may have a material effect on our operations or services over certain amounts. Pre-approval may be given as part of the board of directors' approval of the scope of the engagement of our independent auditor or on an individual basis. The pre-approval of services may be delegated to one or more of the board of directors' members, but the decision must be presented to the board of directors at its next scheduled meeting. The policy prohibits retention of the independent public accountants to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules of the SEC, and also considers whether proposed services are compatible with the independence of the public accountants.

                                   SIGNATURES

      In accordance with Section 13 or 15(d) of the Exchange Act, the Company caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    DEFENSE INDUSTRIES INTERNATIONAL, INC.

Dated:  March 30, 2004              /S/ JOSEPH POSTBINDER
                                    -------------------------------------
                                    Name:  Joseph Postbinder
                                    Title: Chairman and Chief Executive Officer

      In accordance with the Securities Exchange Act of 1934, this Report has been signed below on March , 2004 by the following persons on behalf of the Registrant and in the capacities indicated.

                                    /S/ Joseph Postbinder
                                    -------------------------------------
                                    Name:  Joseph Postbinder
                                    Title: Chairman and Chief Executive Officer

                                    /S/ baruch tosh
                                    -------------------------------------
                                    Name: Baruch Tosh
                                    Title: President

                                    /S/ Meira Postbinder
                                    -------------------------------------
                                    Name: Meira Postbinder
                                    Title:Vice President of Finance and Director

                                    /S/ Tsippy Moldovan
                                    -------------------------------------
                                    Name: Tsippy Moldovan
                                    Title: Chief Financial Officer

                                    /S/ Avarham Haztor
                                    -------------------------------------
                                    Name: Avraham Hatzor
                                    Title:Chief Operations Officer and Director

                                    /S/ Dan Zarchin
                                    -------------------------------------
                                    Name: Dan Zarchin
                                    Title: Director

                                    /S/ Peter Zoltan
                                    -------------------------------------
                                    Name: Peter Zoltan
                                    Title: Director

                                    /S/ Moti Hassan
                                    -------------------------------------
                                    Name: Moti Hassan
                                    Title: Director

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                      (FORMERLY PAWNBROKERS EXCHANGE, INC.)
                                AND SUBSIDIARIES

                                    CONTENTS
                                    --------

PAGE       F-1       INDEPENDENT AUDITORS' REPORT

PAGES      F-2       CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002

PAGE       F-4       CONSOLIDATED STATEMENTS OF INCOME AND
                     COMPREHENSIVE INCOME FOR THE YEARS ENDED
                     DECEMBER 31, 2003 AND 2002

PAGE       F-5       CONSOLIDATED STATEMENTS OF CHANGES IN
                     SHAREHOLDERS' EQUITY FOR THE YEARS ENDED
                     DECEMBER 31, 2003 AND 2002

PAGE       F-6       CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

PAGES      F-7       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND 2002

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
 Defense Industries International, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Defense Industries International, Inc. (formerly Pawnbrokers Exchange, Inc.) and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Defense Industries International, Inc. (formerly Pawnbrokers Exchange, Inc.) and Subsidiaries as of December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



WEINBERG & COMPANY, P.A.

Boca Raton, Florida
February 25, 2004

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002


                                     ASSETS

                                                                        2003         2002
                                                                     -----------  -----------
CURRENT ASSETS
 Cash and cash equivalents                                           $   784,026  $   831,820
 Trade accounts receivable, net of allowance for doubtful accounts
   of $68,345 and $108,765, respectively                               1,912,747    1,965,918
 Trade accounts receivable - related parties, net                        322,373      209,165
 Inventory                                                             2,115,825    1,734,966
 Investment in marketable securities                                     704,046            -
 Note receivable - officer                                                    -       380,986
 Deferred taxes                                                           45,353       89,294
 Other assets                                                            422,489      186,868
                                                                     -----------  -----------
        Total Current Assets                                           6,306,859    5,399,017
                                                                     -----------  -----------

PROPERTY, PLANT AND EQUIPMENT, NET                                     1,662,902    1,847,642
                                                                     -----------  -----------

OTHER ASSETS
  Investment in marketable securities                                          -      479,595
  Deposits for the severance of employer-employee relations              437,963      414,350
  Deferred taxes, long-term                                              232,713      235,703
  Intangible assets                                                       41,105       47,475
                                                                     -----------  -----------
        Total Other Assets                                               711,781    1,177,123
                                                                     -----------  -----------

TOTAL ASSETS                                                         $ 8,681,542  $ 8,423,782
                                                                     ===========  ===========

    The accompanying notes are an integral part of the consolidated financial statements.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                       2003           2002
                                                                    -----------    -----------
CURRENT LIABILITIES
  Trade accounts payable                                            $   730,561    $   982,802
  Short-term debt                                                       719,642        425,998
  Current portion of long-term debt                                     489,524        435,152
  Other liabilities                                                     603,514        748,188
                                                                    -----------    -----------
        Total Current Liabilities                                     2,543,241      2,592,140
                                                                    -----------    -----------

LONG-TERM LIABILITIES
  Long-term portion of debt                                             728,678        762,732
  Provisions for the severance of employer-employee relations           290,573        397,936
  Minority interest                                                     852,914        817,888
                                                                    -----------    -----------
        Total Long-Term Liabilities                                   1,872,165      1,978,556
                                                                    -----------    -----------

TOTAL LIABILITIES                                                     4,415,406      4,570,696
                                                                    -----------    -----------

COMMITMENTS AND CONTINGENCIES (SEE NOTE 13)

SHAREHOLDERS' EQUITY
  Preferred stock, $.0001 par value, 50,000,000 shares
   authorized, none issued and outstanding                                    -              -
   Common stock, $.0001 par value, 250,000,000 shares authorized,
   25,350,000 and 25,100,000 issued and outstanding,
   respectively                                                           2,535          2,510
  Common stock to be issued (250,000 shares)                                  -             25
  Additional paid-in capital                                          1,711,450      1,711,450
  Retained earnings                                                   2,767,781      2,640,010
  Accumulated other comprehensive loss                                 (215,631)      (457,909)
  Deferred consulting expense                                                 -        (43,000)
                                                                    -----------    -----------

          TOTAL SHAREHOLDERS' EQUITY                                  4,266,135      3,853,086
                                                                    -----------    -----------

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $ 8,681,542    $ 8,423,782
                                                                    ===========    ===========

    The accompanying notes are an integral part of the consolidated financial statements.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME AND
                              COMPREHENSIVE INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                        2003            2002
                                                                    ------------    ------------
NET REVENUES                                                        $  9,031,963    $ 10,629,600

COST OF SALES                                                          6,455,315       6,790,980
                                                                    ------------    ------------

GROSS PROFIT                                                           2,576,648       3,838,620
                                                                    ------------    ------------

OPERATING EXPENSES
  Selling                                                                862,155         663,605
  General and administrative                                           1,414,531       1,955,727
                                                                    ------------    ------------
         Total Operating Expenses                                      2,276,686       2,619,332
                                                                    ------------    ------------

INCOME FROM OPERATIONS                                                   299,962       1,219,288
                                                                    ------------    ------------

OTHER INCOME (EXPENSE)
  Financial expense, net                                                (240,815)       (148,852)
  Impairment loss on marketable securities                                     -        (282,435)
  Other income, net                                                      168,715          27,429
                                                                    ------------    ------------
         Total Other Income (Expense)                                    (72,100)       (403,858)
                                                                    ------------    ------------

INCOME BEFORE INCOME TAXES                                               227,862         815,430

Less: income tax expense                                                  94,554         313,038
                                                                    ------------    ------------

INCOME BEFORE MINORITY INTEREST                                          133,308         502,392

Minority interest (income)                                                (5,537)       (258,998)
                                                                    ------------    ------------

NET INCOME                                                               127,771         243,394
                                                                    ------------    ------------

OTHER COMPREHENSIVE INCOME (LOSS)

Foreign currency translation gain (loss), net of minority
interest gain (loss) of $29,488 and ($8,225), respectively               207,662        (162,225)
Unrealized gain (loss) on available-for-sale securities                    5,128          (5,128)
                                                                    ------------    ------------

Other comprehensive income (loss) before tax                             212,790        (167,353)
Income tax (expense) benefit related to items of other
 comprehensive income (loss)                                             (76,604)         60,247
                                                                    ------------    ------------

TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX                      136,186        (107,106)
                                                                    ------------    ------------

COMPREHENSIVE INCOME                                                $    263,957    $    136,288
                                                                    ============    ============

Net income per share - basic and diluted                            $       0.01    $       0.01
                                                                    ============    ============

Weighted average number of shares outstanding - basic and diluted     25,350,000      24,265,479
                                                                    ============    ============

    The accompanying notes are an integral part of the consolidated financial statements.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                               Accumulated
                                  Common Stock      Common Stock      Additional                  Other      Deferred
                                                    To Be Issued      Paid-In      Retained  Comprehensive  Consulting
                                Shares  Amount    Shares   Amount      Capital      Earnings     Loss        Expense       Total
                            ----------  ------  ---------  ------    -----------   ----------   ---------    --------   -----------
Balance, December 31,
 2001                       21,000,000  $2,100          -  $    -    $ 1,145,385   $2,396,616   $(464,245)   $      -   $ 3,079,856

Common stock transferred
 in recapitalization         4,000,000     400          -       -           (400)           -           -           -             -

Common stock issued for
 services                      100,000      10          -       -        171,990            -           -     (43,000)      129,000

Common stock to be issued
 for services                        -       -    250,000      25        394,475            -           -           -       394,500

Impairment loss recognized
 on other than temporary
 decline in marketable
 securities                          -       -          -       -              -            -     169,984           -       169,984

Foreign currency
 translation loss                    -       -          -       -              -            -    (158,520)          -      (158,520)


Unrealized loss on
 available for sale
 securities                          -       -          -       -              -            -      (5,128)          -        (5,128)

Net income, 2002                     -       -          -       -              -      243,394           -           -       243,394
                            ----------  ------  ---------  ------    -----------   ----------   ---------    --------   -----------
Balance, December 31, 2002  25,100,000  $2,510    250,000  $   25    $ 1,711,450   $2,640,010   $(457,909)   $(43,000)  $ 3,853,086

Issuance of common stock
 (formerly to be issued)       250,000      25   (250,000)    (25)             -            -           -           -             -

Foreign currency
 translation gain                    -       -          -       -              -            -     237,150           -       237,150

Unrealized gain on
 available for
 sale securities                     -       -          -       -              -            -       5,128           -         5,128

Recognition of deferred
 consulting expense                  -       -          -       -              -            -           -      43,000        43,000


Net income, 2003                     -       -          -       -              -      127,771           -           -       127,771
                            ----------  ------  ---------  ------    -----------   ----------   ---------    --------   -----------

BALANCE, DECEMBER 31, 2003  25,350,000  $2,535          -  $    -    $ 1,711,450   $2,767,781   $(215,631)   $      -   $ 4,266,135
                            ==========  ======  =========  ======    ===========   ==========   =========    ========   ===========

    The accompanying notes are an integral part of the consolidated financial statements.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF CASH FLOW
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                 2003           2002
                                                                             ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                 $    127,771    $    243,394
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
   Depreciation and amortization                                                  298,608         286,995
   Provision for doubtful accounts                                                 10,104               -
   Stock issued for services                                                            -         523,500
   Deferred consulting expense recognized from stock issued for services           43,000               -
   Deferred taxes                                                                  46,931         173,453
   Minority interest in income of subsidiary                                        5,537         258,998
   Impairment loss on investments in marketable securities                              -         282,435
   Net realized and unrealized gain on marketable securities                     (143,436)              -
   Gain from sale of fixed assets                                                  (7,546)        (26,891)
  Changes in operating assets and liabilities:
   (Increase) decrease in trade accounts receivable                               (70,140)        467,646
   (Increase) decrease in other assets                                           (235,621)         56,673
   (Increase) decrease in deposits for employee relations                         (23,613)         58,071
   (Increase) decrease in inventory                                              (380,859)        221,106
   Decrease in trade accounts payable                                            (252,242)       (568,668)
   Decrease in other liabilities                                                 (144,674)       (212,560)
   Decrease in provisions for the severance of employer-employee relations       (107,363)        (33,586)
                                                                             ------------    ------------
           Net Cash (Used In) Provided By Operating Activities                   (833,543)      1,730,566
                                                                             ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment                                     (85,037)       (254,503)
   Proceeds from sale of property, plant and equipment                             25,134          64,779
   Funds advanced on behalf of officer                                                  -        (400,000)
   Proceeds received from repayment of officer note receivable                    380,986               -
   Proceeds from sale of marketable securities                                    969,818               -
   Purchases of marketable securities                                          (1,000,262)        (38,486)
                                                                             ------------    ------------
           Net Cash Provided By (Used In) Investing Activities                    290,639        (628,210)
                                                                             ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Short-term debt, net                                                           293,644        (468,983)
   Proceeds from long- term debt                                                  388,216               -
   Payments on long-term debt                                                    (367,898)       (468,900)
   Loan payable - related party                                                         -         (47,432)
                                                                             ------------    ------------
           Net Cash Provided By (Used In) Financing Activities                    313,962        (985,315)
                                                                             ------------    ------------

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH                                       181,148         (67,217)
                                                                             ------------    ------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                              (47,794)         49,824

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    831,820         781,996
                                                                             ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $    784,026    $    831,820
                                                                             ============    ============

INTEREST PAID                                                                $    188,345    $    174,814
                                                                             ============    ============

TAXES PAID                                                                   $    146,192    $     82,243
                                                                             ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
During 2002, an aggregate amount of $50,314 of expenses paid by an officer on behalf of the Company (resulting in a payable) was offset with a corresponding reduction in accrued interest and principal on the note receivable - officer of $31,300 and $19,014, respectively.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


NOTE 1     DESCRIPTION OF BUSINESS

           Export Erez, Ltd. was incorporated in Israel and commenced operations in 1983. Export Erez, Ltd. manufactures textile products designed mainly for the defense industry, although in recent years it has penetrated additional markets in Israel and overseas, in both the military and civilian industries.

           Export Erez, Ltd.'s wholly owned subsidiary Mayotex Ltd., was incorporated in Israel in 1990. Mayotex is engaged in weaving fabric and tapes, which it sells to Export Erez, Ltd. and to other customers. It also produces end products for civilian industries requiring fabric with special qualities (high degrees of strength, waterproofing, etc.). Mayotex also produces products for animals such as stripes, collars, etc.

           Export Erez Ltd.'s wholly owned subsidiary Dragonwear Trading Ltd., was incorporated in Cyprus in October 2000. Dragonwear is involved with trading textile products.

           On April 21, 2000, Export Erez USA, Inc. ("Export USA"), a totally inactive corporation, consummated an Agreement and Plan of Reorganization (the "Agreement") with Export Erez, Ltd. ("Export Ltd.") whereby all of the shareholders in Export Ltd. had their shares converted into 18,353,993 (retroactively restated) shares of Export USA, or approximately 96% of the common stock of Export USA. Under generally accepted accounting principles, a company whose shareholders receive over fifty percent of the stock of the surviving entity in a business combination is considered the acquirer for accounting purposes. Accordingly, the transaction was accounted for as an acquisition of Export USA and a recapitalization of Export Ltd.

           On June 18, 2001, Export USA acquired 76% of the outstanding common stock of Achidatex Nazareth Elite (1977) Ltd. ("Achidatex"). Achidatex manufactures and markets ballistic shields.

           On March 25, 2002, under a share exchange agreement (the "Agreement"), Pawnbrokers Exchange, Inc. ("PEI"), a reporting public company with no operations at that time, acquired 100% of the issued and outstanding common stock of Export Erez USA, Inc. in exchange for 21,000,000 shares of common stock of PEI. Immediately after the acquisition, there were 25,000,000 shares of PEI outstanding. As a result of the exchange, Export USA became a wholly owned subsidiary of PEI and the shareholders of Export USA became shareholders of approximately 84% of PEI. Generally accepted accounting principles require that the company whose shareholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. As a result, the exchange was treated as an acquisition of PEI by Export USA and a recapitalization of Export USA. Accordingly, the consolidated financial statements include the following: (1) The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost on the date of the acquisition; (2) The statements of operations include the operations of the accounting acquirer for the periods presented and the operations of the acquiree from the date of the acquisition.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           Effective March 25, 2002, PEI began doing business as Defense Industries International, Inc. On July 8, 2002, PEI changed its corporate domicile from the State of Utah to the State of Nevada (the "re-incorporation"). In order to accomplish the re-incorporation, PEI merged with and into its wholly owned subsidiary, Defense Industries International, Inc., ("Defense Industries") a Nevada corporation organized on July 1, 2002. As a result of the re-incorporation, PEI's name was changed from Pawnbrokers Exchange, Inc. to Defense Industries International, Inc. Each share of Pawnbrokers common stock issued and outstanding on the effective date was converted into and exchanged for one share of Defense Industries common stock. Defense Industries is authorized to issue 250,000,000 shares of $.0001 par value common stock and 50,000,000 shares of $.0001 par value preferred stock. As a result, common stock changed from no par value to a par value of $.0001. Accordingly, the consolidated balance sheet and the consolidated statement of changes in shareholders' equity have been retroactively restated to effectuate the change.

NOTE 2     SIGNIFICANT ACCOUNTING POLICIES

           (A) BASIS OF PRESENTATION

           The accompanying consolidated financial statements are presented in United States dollars under accounting principles generally accepted in the United States of America.

           (B) PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of Defense Industries International, Inc. (formerly Pawnbrokers Exchange, Inc. (See Note 1)) and its wholly owned subsidiaries, Export Erez, USA, Inc., Export Erez, Ltd., Mayotex, Ltd. and Dragonwear Trading Ltd. and its 76% owned subsidiary Achidatex Nazareth Elite (1977) Ltd. (collectively, the "Company"). The minority interest represents the minority shareholders' proportionate share of Achidatex.

           All inter-company accounts and transactions have been eliminated in consolidation.

           (C) FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

           The accompanying consolidated financial statements are presented in United States dollars. The functional currency of Export Erez, Ltd., Mayotex Ltd., and Achidatex Nazareth Elite is the New Israeli Shekel
           (NIS). The functional currency of Dragonwear Trading Ltd. is the Cyprus Pound (CYP). The financial statements of Dragonwear are translated into NIS. The financial statements for all of these entities are then translated into United States dollars from NIS at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           Foreign currency transaction gains or losses from transactions denominated in currencies other than NIS are recognized in net income in the period the gain or loss occurs. During 2003 and 2002, a (loss) and gain of ($64,214) and $37,944, respectively, is included in financial expense, net in the accompanying consolidated statements of income and comprehensive income.

           (D) COMPREHENSIVE INCOME (LOSS)

           The foreign currency translation gains (losses) resulting from the translation of the financial statements of the Company's subsidiaries expressed in NIS to United States dollars are reported as Other Comprehensive Income (Loss) in the consolidated statement of income and as Accumulated Other Comprehensive Income (Loss) in the statement of shareholders' equity.

           The unrealized gains and losses, net of tax, resulting from the valuation of available-for-sales securities at their fair market value at year end are reported as Other Comprehensive Income (Loss) in the consolidated statement of income and as Accumulated Other Comprehensive Income (Loss) in the statement of shareholders' equity (See Note 2(I)).

           Amounts reported in net income and other comprehensive income for the years ended December 31, 2003 and 2002 are presented net of an assumed tax rate of 36% as follows:

                                                                                      2003         2002
                                                                                    ---------    ---------
           Net income:
           Other comprehensive income (loss):
             Holding gain (loss) arising during period, net of tax                  $  95,082    $ (75,251)
             Reclassification adjustment, net of tax                                  (91,800)      71,969
                                                                                    ---------    ---------
             Net gain (loss) recognized in other comprehensive income, net of tax   $   3,282    $  (3,282)
                                                                                    =========    =========

           (E) USE OF ESTIMATES

           The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclose the nature of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           (F) FAIR VALUE OF FINANCIAL INSTRUMENTS

           The Company's financial instruments are principally non-derivative assets and non-derivative liabilities (non-derivative assets include cash and cash equivalents, deposits in banks and other financial institutions, marketable securities, trade accounts receivable, other assets; non-derivative liabilities include short-term debt, trade accounts payable, and other liabilities). Because of the nature of these financial instruments, fair value generally equals or approximates the amounts presented in the consolidated financial statements. The carrying amount of the Company's long-term debt approximates quoted market prices or current rates offered to the Company for debt of the same remaining maturities.

           (G) CONCENTRATIONS OF CREDIT RISK

           At December 31, 2003 and 2002, the Company held cash and cash equivalents, in the aggregate amount of $784,026 and $831,820, respectively, and most of these amounts were deposited with Israeli banks. Under Israeli law, the Bank of Israel insures all bank deposits without limits on the amount. Therefore, the Company does not anticipate losses in respect to these items.

           The majority of the Company's sales are made to government institutions and private industry in Israel. Consequently, the exposure to credit risks relating to trade receivables is limited. Export sales are made only with a letter of credit from the buyer so the receivable is collectible. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in trade accounts receivable.

           (H) CASH AND CASH EQUIVALENTS

           The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

           (I) INVESTMENT IN MARKETABLE SECURITIES

           The Company invests in mutual funds and common stocks in Israel and in common stocks in the United States. Available-for-sale securities are carried at fair market value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. In determining realized gains and losses, the cost of the securities sold is based on the specific identification method. The Company reviews each marketable security to determine whether a decline in fair market value is other than temporary. If the decline is deemed other than temporary, the cost basis of the individual security is written down to fair market value as a new cost basis and the amount written down is included in operations as a realized loss. During 2002, the Company recognized an aggregate amount of $282,435 as other-than-temporary declines in marketable securities.

           During the fourth quarter of 2003, the Company sold substantially all of its investments in marketable securities that were available for sale and purchased different marketable securities deemed to be trading securities. Prospectively, all investments in marketable securities shall be classified as trading securities. Accordingly, all securities as of December 31, 2003 are carried at their fair market value based upon quoted market prices of those investments at year end. Net realized and unrealized gains and losses on trading securities are included in net earnings in other income for the year ended December 31, 2003. Accordingly, there is no unrealized gain or loss in marketable securities included in accumulated other comprehensive income (loss) as of December 31, 2003.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           (J) INVENTORY

           Inventory is valued at the lower of cost or market value using the first-in first-out method for raw materials. The cost includes expenses of freight-in transportation. The specific identification method is used for finished goods since all orders are custom orders for customers.

           (K) PROPERTY, PLANT, AND EQUIPMENT

           Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three to twenty-five years. Expenditures for maintenance and repairs that do not extend the useful life of the asset are charged to expense as incurred. These long-lived assets are generally evaluated on an individual basis in making a determination as to whether such assets are impaired. Periodically, the Company reviews its long-lived assets for impairment based on estimated future nondiscounted cash flows attributed to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. There has been no impairment loss recorded for the years ended December 31, 2003 and 2002.

           (L) INTANGIBLE ASSETS

           Intangible assets are being amortized using the straight-line method over the estimated useful life of eight years.

           (M) REVENUE RECOGNITION

           Revenues from sales of products are recognized under the completed contract method upon shipment to customers. The contracts are short term, generally under two months. The Company provides a warranty on goods ranging from three to four years. The Company's policy is to consider the establishment of a reserve for warranty expenses. Based upon historical experience of no warranty claims, the Company has not established a reserve at December 31, 2003 and 2002.

           (N) SEGMENTS

           During 2003 and 2002, the Company operated and managed two strategic business units: the civilian market and the military market. The military market is further broken down between local and export sales in order to better analyze trends in sales and profit margins. The Company does not allocate assets between segments because assets are used in more than one segment and any allocation would be impractical (See Note 16(A)) for segment information).

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           (O) INCOME TAXES

           Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

           (P) PER SHARE DATA

           Basic net income per common share is computed based on the weighted average common shares outstanding during the year. Diluted net income per common share is computed based on the weighted average common shares and common stock equivalents outstanding during the year. The computation of weighted average common shares outstanding gives retroactive effect to the recapitalization and the re-incorporation discussed in Note 1. There were no common stock equivalents outstanding at December 31, 2003 and 2002. Accordingly, a reconciliation between basic and diluted earnings per share is not presented.

           (Q) RECLASSIFICATION

           Certain 2002 balances have been reclassified to conform to the 2003 presentation.

           (R) SHIPPING AND HANDLING FEES

           The Company includes shipping and handling fees billed to customers as revenues and the related costs as cost of sales. Such fees and costs are primarily comprised of outbound freight. Included in revenues in the accompanying consolidated statements of income are shipping and handling fees of $11,187 and $7,028 for the years ended December 31, 2003 and 2002, respectively.

           (S) ADVERTISING COSTS

           The Company expenses advertising costs as incurred. Advertising expenses included in selling expenses were $36,342 and $83,822 for the years ended December 31, 2003 and 2002, respectively.

           (T) RESEARCH AND DEVELOPMENT COSTS

           Expenditures relating to the development of new products and processes, including significant improvements to existing products, are expensed as incurred. Research and development expenses were $124,435 and $119,245 for the years ended December 31, 2003 and 2002, respectively.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           (U) RECENT ACCOUNTING PRONOUNCEMENTS

           In January 2003, (as revised in December 2003) The Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

           Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

           Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation 46 or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003

           Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

           In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

           In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

           Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

           The implementation of the provisions of these pronouncements is not expected to have a significant effect on the Company's consolidated financial statement presentation or disclosure.

NOTE 3     OTHER ASSETS

           Other assets as of December 31, 2003 and 2002 consisted of the following:

                                                            2003        2002
                                                         ---------   ---------

           Estimated income tax payments made            $ 140,522   $  48,465
           V.A.T. receivable                               125,800           -
           Advances to suppliers and service providers      93,965      72,139
           Prepaid expenses                                 28,294      27,214
           Lease deposits                                    4,175      13,361
           Shareholder loans receivable                     29,733      25,689
                                                         ---------   ---------

                                                         $ 422,489   $ 186,868
                                                         =========   =========

NOTE 4     INVESTMENT IN MARKETABLE SECURITIES

           During 2002 and the first three quarters of 2003, the Company classified its investments in marketable securities as available for sale, and those which it intended to hold for more than one year as non-current. Unrealized holding gains and losses were reported as a separate component of shareholders' equity as part of other comprehensive income (loss), until realized. During the fourth quarter of 2003, the Company reclassified its investment in marketable securities from available for sale to trading. A reconciliation of original cost to fair market value for securities held as of December 31, 2003 and 2002 follows:

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


                                                            2003         2002
                                                          ---------   ---------

           Investment in marketable securities, at cost   $ 560,610   $ 767,158
           Realized gain                                    102,365           -
           Impairment loss                                        -    (282,435)
           Unrealized loss                                        -      (5,128)
           Net unrealized holding gain                       41,071           -
                                                          ---------   ---------
           Investment in marketable securities at
            fair market value                               704,046     479,595
                Less current portion                        704,046           -
                                                          ---------   ---------

                   Non-current portion                    $       -   $ 479,595
                                                          =========   =========

NOTE 5     INVENTORY

           Inventory as of December 31, 2003 and 2002 consisted of the following:

                                 2003         2002
                              ----------   ----------

           Raw materials      $1,175,453   $  927,821
           Work in progress      796,100      584,487
           Finished goods        144,272      222,658
                              ----------   ----------

                              $2,115,825   $1,734,966
                              ==========   ==========

NOTE 6     PROPERTY, PLANT AND EQUIPMENT

           Property, plant and equipment as of December 31, 2003 and 2002 consisted of the following:

                                                                                    Estimated
                                                   2003             2002           Useful Life
                                               -------------   --------------     --------------
           Buildings                           $     157,337   $      145,376      15 - 25 Years
           Leasehold improvements                    248,609          229,646           10 Years
           Motor Vehicles                            368,213          317,985        5 - 7 Years
           Office Equipment and Furniture            284,943          256,170       3 - 14 Years
           Equipment                               2,459,745        2,374,563            5 Years
                                               -------------   --------------
                                                   3,518,847        3,323,740
           Less: Accumulated Depreciation         (1,855,945)      (1,476,098)
                                               -------------   --------------

                                               $   1,662,902   $    1,847,642
                                               =============   ==============

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           Depreciation expense for the years ended December 31, 2003 and 2002 was $292,238 and $273,018, respectively.

NOTE 7     INTANGIBLE ASSETS

           In October 2000, the Company purchased the knowledge to manufacture ceramic plates with a ballistic cloth covering for $89,100. This amount is being amortized over the estimated useful life of eight years.

           Intangible assets as of December 31, 2003 and 2002 consisted of the following:

                                                 2003        2002
                                               ---------   ---------

           Purchased manufacturing knowledge   $  89,100   $  89,100
           Less accumulated amortization         (47,995)    (41,625)
                                               ---------   ---------

                                               $  41,105   $  47,475
                                               =========   =========

           Amortization expense for the purchased manufacturing knowledge for the year ended December 31, 2003 and 2002 was $6,370 and $13,977, respectively.

NOTE 8     SHORT-TERM DEBT

           Short-term debt as of December 31, 2003 and 2002 consisted of the following:
                                              Interest
                                               Rates        2003       2002
                                              --------    --------   --------

           Overdraft credit                   7% - 12%    $696,806   $336,267
           Loans linked to the Consumer
            Price Index                       6% - 12%           -     47,531
           Short-term bank loan                 6.8%        22,836     42,200
                                                          --------   --------

                                                          $719,642   $425,998
                                                          ========   ========

           The overdraft credit is a revolving credit facility due on demand. The short-term bank loan is due in twelve monthly installments of approximately $2,017 per installment.

           To secure its short-term liabilities and long-term loans (See Note
           10), the Company has registered unlimited charges on its assets in favor of several Israeli banks on all assets, securities, notes and other trade instruments that are deposited with the banks.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


NOTE 9     OTHER LIABILITIES

           Other liabilities as of December 31, 2003 and 2002 consisted of the following:

                                                   2003        2002
                                                 ---------   ---------

           Government                            $  79,686   $  33,377
           Employees and institutions for wage     269,419     205,745
           Shareholder loans payable                17,358           -
           Advances from customers                  30,686      15,275
           Accrued expenses                        199,540     485,704
           Taxes                                     6,825       8,087
                                                 ---------   ---------

                                                 $ 603,514   $ 748,188
                                                 =========   =========

NOTE 10    LONG-TERM DEBT

           On January 23, 2002, the Company borrowed $16,000 at an interest rate of LIBOR (which was 6.3% and 10.4% as of December 31, 2003 and 2002, respectively) plus 1%. The terms are 24 monthly payments commencing February 23, 2002 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2003, the balance of the loan was $667, which is included in current portion of long-term debt.

           On September 1, 2002, the Company borrowed $160,000 at an interest rate of LIBOR plus 1%. The terms are 24 monthly payments commencing October 1, 2002 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2003, the balance of the loan was $69,339, which is included in current portion of long-term debt.

           On June 18, 2001, the Company borrowed $455,200 at an interest rate of 10%. The terms are 60 monthly payments commencing July 18, 2001 with each payment consisting of principal along with accrued interest. On May 21, 2003, this loan was amended whereby all amounts will be repaid as of December 18, 2004. As of December 31, 2003, the balance of the loan was $126,363, which is included in current portion of long-term debt

           On December 24, 2003, the Company borrowed $388,216 at an interest rate of 7%. The terms are 60 monthly payments commencing January 24, 2004 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2003, the balance of the loan was $389,569, of which $77,643 is included in current portion of long-term debt.

           On November 4, 2001, the Company borrowed $1,138,000 at an interest rate of 7.3%. The terms are 60 monthly payments commencing December 4, 2001 with each payment consisting of a fixed amount of principal along with accrued interest. As of December 31, 2002, the balance of the loan was $632,264, of which $215,512 is included in current portion of long-term debt.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           All of the Company's long-term debt listed above is collateralized by a floating guarantee on essentially all of the Company's assets (See
           Note 8).

           Required principal payments (including current maturities) on long-term debt as of December 31, 2003 was as follows:

                       YEAR                         Amount
                       ----                      ------------

                       2004                           489,524
                       2005                           293,490
                       2006                           279,228
                       2007                            77,980
                       2008                            77,980
                                                 ------------
                                                    1,218,202
               Less: current portion                  489,524
                                                 ------------

               Long-term portion of debt         $    728,678
                                                 ============

NOTE 11    DEPOSITS AND PROVISIONS FOR THE SEVERANCE OF EMPLOYER-EMPLOYEE
           RELATIONS

                                                   2003        2002
                                                 ---------   ---------
           Deposits for the severance of
            employer-employee relations          $ 437,963   $ 414,350
           Provision for the severance of
            employer-employee relations          $ 290,573   $ 397,936

           Under the Israeli Severance Pay Law, the Company is required to make severance payments to terminated employees who have been employed at least one year. The calculation is based on the employee's latest salary and the period employed whereby the employee is entitled to one month of severance pay for each year employed based on the last month's salary. For certain employees, including officers, the obligation for severance pay is discharged by payment of premiums to insurance companies under approved plans.

           Certain classes of the Company's employees are included in a comprehensive defined contribution pension plan for industrial workers and the Company is contributing to a pension fund in order to secure a pension for such employees. The Company contributes 6% to 13% of the employee's salary each month to the pension fund. Contributions charged to operations were approximately $53,000 and $120,000 in 2003 and 2002, respectively. Part of the Company's contributions relates to the Company's liability for severance pay for the period commencing from the date when the employee joined the program. The amount required to cover the liability of the Company for severance pay to such employees prior to their joining the program was deposited with a severance pay fund. For employees other than those referred to above, the Company's liability is covered by regular payments to severance pay funds.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           The amounts maintained with insurance companies and the pension funds are not under the control of the Company and therefore are not reflected in the consolidated financial statements. The deposits presented in the balance sheet include profits and interest in the fund accumulated to the balance sheet date. The amounts deposited may be withdrawn only after fulfillment of the obligations under the Severance Pay Law as discussed above.

NOTE 12    INCOME TAXES

           The United States parent company, its United States subsidiary and the Israeli subsidiaries file separate tax returns. The Israeli companies are taxed in Israel at a flat rate of 36% and are subject to the Israel Income Tax Law (Inflation Adjustment) of 1985. Under this law, results of operations for income tax purposes are measured in real terms in accordance with the changes in the Israeli Consumer Price Index. The inflation adjustment is expressed as financing costs or income and is applied as an adjustment to book income for purposes of computing income taxes. The Company's plant expansions were granted an approved status under the law for the encouragement of capital investments and the income for the approved part will be taxed at 25%.

           Income tax expense (benefit) for the years ended December 31, 2003 and 2002 was as follows:

                                                 2003         2002
                                               ---------    ---------
           Current United States               $  21,639    $(194,080)
           Current Israel                         38,933      269,665
           Deferred Israel                        33,982      237,453
                                               ---------    ---------

                                               $  94,554    $ 313,038
                                               =========    =========

           The actual tax expense differs from the "expected" tax expense for the years ended December 31, 2003 and 2002 (computed by applying United States statutory rates and the Israeli tax rates to income before taxes) as follows:

                                                  2003         2002
                                               ---------    ---------
           Computed "expected" tax expense     $  83,030    $ 416,925
           Non-tax deductible expenses            28,347      183,264
           Inflationary adjustment                (5,714)    (106,542)
           Tax exempt revenues or taxable at
             different rate                        9,078       (6,259)
           Prior year's taxes                    (20,187)      19,730
           Net operating loss carryforwards            -     (194,080)
                                               ---------    ---------
                                               $  94,554    $ 313,038
                                               =========    =========

           The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 2003 and 2002 were as follows:

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


                                                                         2003         2002
                                                                      ----------   ----------
           Deferred taxes asset - current - in respect of:
              Allowance for doubtful accounts                         $   24,604   $   68,441
              Provision for vacation and supplementary holiday            20,749       20,853
                                                                      ----------   ----------

                                                                      $   45,353   $   89,294
                                                                      ==========   ==========

                                                                         2003         2002
                                                                      ----------   ----------
           Deferred taxes asset, net - non current - in respect of:
              Depreciable fixed assets                                $  (11,084)  $  (13,246)
              Shares issued for employee services                         51,128       47,240
              Net operating loss carryforward                            194,080      194,080
              Severance of employer/employee relations                    (1,411)       7,629
              Write-down of Israeli marketable securities                      -      101,677
                                                                      ----------   ----------
              Total gross deferred tax assets, non-current               232,713      337,380
              Less valuation allowance                                         -     (101,677)
                                                                      ----------   ----------

                                                                      $  232,713   $  235,703
                                                                      ==========   ==========

           At December 31, 2003, the United States parent company and its United States subsidiary had net operating loss carryforwards of $592,212 for income tax purposes, available to offset future taxable income expiring in various years through 2023, which resulted in a deferred tax asset of $194,080. The American parent company and its American subsidiary did not record a valuation allowance at December 31, 2003 because it was more likely than not that they would avail themselves of the tax benefit generated by the net operating loss carryforwards.

           At December 31, 2002, one of the Company's Israeli subsidiaries incurred an impairment loss due to other-than-temporary declines in the value of marketable securities, available to offset future taxable gains on marketable securities indefinitely. This resulted in a deferred tax asset of $101,677, which was fully reserved at December 31, 2002. The net change in the valuation allowance during the year ended December 31, 2002 was an increase of $101,677. At December 31, 2003, the Israeli net operating loss carryforwards from prior years have been fully utilized.

NOTE 13    COMMITMENTS AND CONTINGENCIES

           (A) OPERATING LEASE AGREEMENTS

           1. Under a lease agreement dated January 1, 1998, between the Company and a principal shareholder of the Company, the Company leases an industrial building located in the Erez Industrial Zone (See Note 15(A)). The lease term is for one year and is renewable for an additional period of one year at the end of each term. The annual rent payments are approximately $85,500. The Company is subleasing one-third of the building to its wholly-owned subsidiary, Mayotex Ltd. The sublease terms are identical to the Company's and the annual proceeds from rent payments are approximately $14,400.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           2. Under a lease agreement effective January 1, 1998, the Company leases an industrial building located near the city of Netivot. The lease term is for two years and is renewable up to an additional three years. The annual rent payments are approximately $11,000. In January 2003, the lease was extended to December 31, 2004, and the annual rent was reduced to approximately $10,000 indexed to the Israeli CPI.

           3. Under a lease agreement effective January 1, 2002, the Company leases an industrial building located in the Erez Industrial Zone. The lease term is for one year and is renewable for an additional period of one year at the end of each term. The annual rent payments are approximately $19,200.

           4. Under a lease agreement effective January 1, 2002, the Company leases an industrial building located in the Ashdod Industrial Zone. The lease term is for one year and is renewable for an additional period of one year at the end of each term. The annual rent payments are approximately $12,000.

           5. Under a lease agreement effective January 1, 2001, the Company leases an industrial building located in the Nazareth Industrial Zone. The lease term is for four years expiring December 31, 2004. The annual rent payments are approximately $180,000. This building is owned by a related party (See Note 15(A)).

           6. Under a lease agreement effective January 1, 2001, the Company leases an industrial building located in the Petach Tiqwa Industrial Zone. The lease term is for five years expiring December 31, 2005. The annual rent payments are approximately $21,600.

           7. The Company also owns and occupies an industrial building in the Erez Industrial Zone. No mortgage or lien exists on this building.

           Future minimum lease payments for the operating leases were follows as of December 31, 2003:


                          YEAR                   Amount
                          ----                  --------

                          2004                  $211,600
                          2005                    21,600
                                                --------

                                                $233,200
                                                ========

           Rent expense under the operating leases for the years ended December 31, 2003 and 2002 was $325,335 and $359,505, respectively.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           (B) CONSULTING AGREEMENTS

           On October 24, 2002, the Company entered into a consulting agreement with a consultant whereby the consultant agreed to act as the Company's exclusive financial advisor and private placement agent. The consultant was entitled to an engagement fee of $25,000 (paid and expensed in 2002) upon execution of the agreement and an additional $25,000 (paid and expensed in 2003) for a retainer fee upon completion of a private placement memorandum. While the memorandum has been completed, the Company had not yet distributed it to potential investors as of December 31, 2003. The agreement expired on December 31, 2003. The Company has no further obligation under this agreement.

           On April 30, 2002, the Company entered into a one-year agreement with a consultant whereby the consultant agreed to assist the Company to raise capital, develop business plans, handle investor relations and review strategic business plans. In return, the Company agreed to issue an aggregate of 1,200,000 shares (payable in quarterly installments of 300,000 shares each) of common stock valued at $3,000,000 the fair market value of the common stock on the effective date of the agreement based on the prevailing market price. After the initial 300,000 shares were issued, the Company disputed the contract due to non-performance and began litigation to reacquire the shares. In April 2003, the Company settled the dispute for $108,000, all of which was recognized as consulting expense during 2002. Pursuant to the settlement agreement, the 300,000 shares were returned to the Company in 2003. The reacquired shares are treated as never having been issued.

           On July 30, 2002, the Company entered into a one-year agreement with a consultant whereby the consultant agreed to assist the Company with investor relations. In return, the Company agreed to issue an aggregate of 700,000 shares (payable in quarterly installments of 175,000 shares each) of common stock valued at $1,561,000, the fair market value of the common stock on the effective date of the agreement based on the prevailing market price. In December 2002, the agreement was canceled. In 2003, 150,000 shares (shown as to be issued as of December 31, 2002) were issued and no other shares are due to the consultant. Accordingly, $334,500 was recognized as consulting expense during 2002.

           On April 8, 2002, the Company entered into a one-year agreement with a consultant whereby the Company issued 100,000 shares of common stock in return for future consulting services. The 100,000 shares were valued at $172,000, the fair market value of the common stock on the grant date based on the prevailing market price. Consulting expense of $129,000 and $43,000 was recognized for the years ended December 31, 2003 and 2002, respectively.

           On November 29, 2001, the Company entered into a one-year agreement with a consultant whereby the consultant agreed to assist the Company to acquire public listing on a stock exchange, raise capital and settle disputes the Company made against other companies. In return, the Company agreed to issue 10,000 shares of the Company's common stock monthly and reimburse the consultant for out-of-pocket expenses. For settling the disputes, the consultant was also entitled to additional equity compensation. The agreement with the consultant was itself disputed during 2002 and a settlement was signed on May 1, 2003. Under the terms of the settlement, the Company issued 100,000 shares in 2003 (shown as to be issued as of December 31, 2002) valued at $60,000 (based on the fair market value of the services provided since the Company's stock had not yet begun trading at the time the agreement was executed) and to pay $51,069 for reimbursement of out-of-pocket expenses.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           In November 1998, the Company executed an agreement with a consultant whereby the consultant would provide services with regard to assisting the Company to become a public company in the United States. The fee to be paid by the Company was $140,000 and a five-year transferable warrant to acquire up to 250,000 registered shares of the Company's common stock at an exercise price of $1.00 per share. The Company paid the consultant $130,000 from the period of its inception in 1998 through December 31, 2001 in full settlement of this agreement. The warrants were valued at zero under the Black-Scholes method since the exercise price greatly exceeded the estimated fair market value of the shares of the Company and none of the warrants were exercised. During 2002, the Company began litigation against the consultant for failure to perform under the agreement. In May 2002, a settlement was reached whereby the consultant waived his rights to the warrants and reduced his ownership percentage in the Company by receiving less shares than he was entitled to as part of the March 25, 2002 share exchange agreement (See Note 1).

           (C) OTHER AGREEMENTS

           On May 20, 2003, the Company entered into a joint venture with a South American company to supply bulletproof vests to a local police authority. Under the terms of the agreement, the parties agreed to collaborate on the development, manufacture and supply of products for an initial period of fifteen months. During the year ended December 31, 2003, the Company received an order for approximately $540,000, which was delivered in the fourth quarter. In the first quarter of 2004, the Company received an additional order for $600,000, which will be delivered in the second quarter of 2004.

           Effective January 1, 2003, the Company entered into a licensing agreement with a firearms manufacturer to use the manufacturer's trademarks in connection with the manufacture and sale of the Company's armored vests and apparel and armored wall fabric products worldwide. The agreement expires June 30, 2006, but could be extended upon mutual agreement for an additional three-year term. The agreement required the Company to pay a royalty of 5% of net sales of products with the licensee's trademarks. No royalties were paid nor are any royalties due under this agreement for the year ended December 31, 2003. On July 22, 2003, the Company assigned this licensing agreement to an unrelated corporation. The Company will still be able to provide certain products to the assignee to be sold and marketed under the firearms manufacturer's name. Under the assignment, the Company is relieved of certain real and contingent liabilities associated with the agreement including minimum royalties, the cost of securing and maintaining product liability insurance, and allotment of a marketing budget.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           (D) CONTINGENCIES

           1. The Company's subsidiary, Achidatex, received grants in the past from the Fund for Encouragement of Foreign Sales at the Ministry of Industry and Trade. The Company is required to pay royalties of 3% from the additional export sales each year through 1999 compared with the calendar year in which its plan was submitted. The grants received were recorded as a liability to which future royalties would be applied against. The remaining liability was recognized as revenue during 2003.

           2. Liens existed on the assets of the Company's subsidiary, Achidatex, in favor of the State of Israel in respect of grants that the Company received in the past and for which the Company received final implementation approval in 1996. These liens were removed in 2003. No royalties were paid nor are any royalties due under this agreement for the year ended December 31, 2003.

           (E) OTHER MATTERS

           During 2003, the Company discovered that a local competitor had allegedly sold products using the Company's name and logo without the Company's permission to a customer located in Mexico. The Company engaged counsel in Mexico and also reported the incident to Israeli authorities. In 2004, several of the managers and key personnel of the competitor were arrested and/or held for investigation. The Company has not determined what further actions, if any, it will take regarding this matter.

NOTE 14    SHAREHOLDERS' EQUITY

           (A) RECAPITALIZATION

           On March 25, 2002, Pawnbrokers Exchange, Inc. ("PEI"), a reporting public company with no assets, liabilities or operations at that time, consummated a share exchange agreement (the "Agreement") with Export Erez USA, Inc., ("Export USA") a company incorporated in Delaware whereby all of the shareholders in Export USA had their shares converted into 21,000,000 shares or 84% of the common stock of PEI. PEI had 4,000,000 shares outstanding immediately prior to the recapitalization.

           Under generally accepted accounting principles, a company whose shareholders receive over fifty percent of the stock of the surviving entity in a business combination is considered the acquirer for accounting purposes. Accordingly, the transaction was accounted for as an acquisition of PEI and a recapitalization of Export USA. The consolidated financial statements subsequent to the acquisition include the following: (1) the balance sheet consists of the net assets of PEI at historical costs (zero at the acquisition date) and the net assets of Export USA and subsidiaries at historical cost. (2) the statement of operations consists of the operations of Export USA and subsidiaries for the period presented and the operations of PEI from the recapitalization date.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           (B) ISSUANCES OF COMMON STOCK

           On April 8, 2002, the Company issued 100,000 shares of common stock to a consultant in return for future consulting services (See Note 13
           (B)). The 100,000 shares were valued at $172,000, the fair market value of the common stock on the grant date based on the prevailing market price. Consulting expense of $129,000 and $43,000 was recognized during 2003 and 2002, respectively.

           On July 30, 2002, the Company agreed to issue to a consultant an aggregate of 700,000 shares of common stock valued at $1,561,000, the fair market value of the common stock on the effective date of the agreement based on the prevailing market price (See Note 13 (B)). In December 2002, the agreement was canceled. In 2003, 150,000 shares (shown as to be issued as of December 31, 2002) were issued and no other shares are due to the consultant. Accordingly, $334,500 was recognized as consulting expense during 2002.

           On November 29, 2001, the Company agreed to issue 10,000 shares of the Company's common stock monthly and to reimburse the consultant for out-of-pocket expenses (See Note 13 (B)). The agreement with the consultant was itself disputed during 2002 and a settlement was signed on May 1, 2003. Under the terms of the settlement, the Company issued 100,000 shares in 2003 (shown as to be issued as of December 31, 2002) valued at $60,000 (based on the fair market value of the services provided since the Company's stock had not yet begun trading at the time the agreement was executed) and to pay $51,069 for reimbursement of out-of-pocket expenses.

NOTE 15    RELATED PARTIES

           (A) TRANSACTIONS WITH RELATED PARTIES

           The Company has signed lease agreements with the principal shareholder of the Company and a sublease agreement with its wholly owned subsidiary, Mayotex Ltd. (See Note 13(A)(1) and Note 15 (C)
           (ii)). The Company's subsidiary, Achidatex, has signed lease agreements with a company owned by minority shareholders of Achidatex (See Note 13(A)(5)).

           (B) INCOME AND (EXPENSES) FROM TRANSACTIONS WITH RELATED PARTIES

                                                     2003        2002
                                                   ---------   ---------

           Salaries and related expenses           $(167,456)  $(169,018)
           Lease and rent expenses                  (253,576)   (270,330)
           Sales to affiliate company**              112,510           -

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           (C) BALANCES WITH RELATED PARTIES

           (I) TRADE ACCOUNTS RECEIVABLE

                                                            2003        2002
                                                          --------   ---------
                 Customers in Israel
                   Affiliate company*                     $ 66,375   $ 103,390
                   Affiliate company**                     255,998     187,125
                   Less allowance for doubtful accounts          -     (81,350)
                                                          --------   ---------

                                                          $322,373   $ 209,165
                                                          ========   =========

           *The principal shareholder of the Company is a principal shareholder of this affiliate. The receivable resulted from the sale of products in the ordinary course of business.

           **Some of the shareholders of this affiliate are the minority shareholders in Achidatex. The receivable resulted from the sale of products in the ordinary course of business.

           (II) NOTE RECEIVABLE - OFFICER

           On January 15, 2002, the Company made an advance of $400,000 on behalf of the Company's controlling shareholder who is also an officer of the Company. The note was for a term of eleven months and matured December 15, 2002, bore interest of 8% and required quarterly prepaid interest payments only. During 2002, the Company recognized $31,300 in interest income on the note receivable. In 2002, the officer paid $50,314 of expenses on behalf of the Company, which satisfied the $31,300 of interest due from the officer and $19,014 was accounted for as a reduction in the principal balance. Accordingly, the balance of the note receivable as of December 31, 2002 was $380,986. In 2003, the officer settled the note by abating one year of lease payments amounting to $85,500 and paying the remaining balance in cash including interest of $1,795 (See Note 15(A)(1)).

           For additional related party transactions, see Notes 3, 9 and 10.

NOTE 16    SEGMENT INFORMATION AND CONCENTRATIONS

           (A) SALES AND INCOME FROM OPERATIONS:

                                           Civilian     Military     Military
                                            Local        Local        Export     Consolidated
                                          ----------   ----------   ----------   -----------
           December 31, 2003
           Net Sales                      $2,286,137   $2,715,688   $4,030,138   $ 9,031,963
           Income from operations             85,591       93,815      120,556       299,962

           December 31, 2002
           Net Sales                      $3,117,066   $4,919,567   $2,592,967   $10,629,600
           Income from operations            433,628      559,295      226,365     1,219,288

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
             (FORMERLY PAWNBROKERS EXCHANGE, INC.) AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


           (B) SINGLE CUSTOMERS EXCEEDING 10% OF SALES:

           Sales                                                                   2003         2002
                                                                                ----------   ----------
           Customer A (Israeli Ministry of Defense and Government of Israel )   $2,079,592   $4,715,769
           Customer B (Military Export)                                         $1,379,735   $1,320,356

           Accounts receivable balance

           Customer A (Israeli Ministry of Defense and Government of Israel)    $  663,583   $  375,948
           Customer B (Military Export)                                         $        -   $   89,431